Exhibit 4.1

Execution Copy

FIBERTOWER CORPORATION

9.00% CONVERTIBLE SENIOR SECURED NOTES DUE 2012

INDENTURE

Dated as of November 9, 2006

Well Fargo Bank, National Association,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.10
	(b)	8.10
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	8.06
	(b)(1)	11.04
	(b)(2)	8.07;11.04
	(c)	8.06;14.02
	(d)	8.06
314	(a)	5.03;14.02
	(b)	11.02
	(c)(1)	14.04
	(c)(2)	14.04
	(c)(3)	N.A.
	(d)	11.04;11.05;11.06
	(e)	14.05
	(f)	N.A.
315	(a)	8.01
	(b)	8.05;14.02
	(c)	8.01
	(d)	8.01
	(e)	7.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	N.A.
	(b)	7.07
	(c)	2.12
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	2.04
318	(a)	14.01
	(b)	N.A.
	(c)	14.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

i

Section 14.14.	Table of Contents, Headings, etc.	118

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit G	FORM OF INTERCREDITOR AGREEMENT

v

INDENTURE, dated as of November 9, 2006, among FiberTower Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 9.00% Convertible Senior Secured Notes due 2012 (such notes, including the Initial Notes and any Additional Notes (each, as defined below) the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accretion Premium” means an amount as calculated by the Company that is determined so that such Accretion Premium represents for each Holder, for each $1,000 principal amount of the Notes purchased at the Issue Price on the Original Issue Date, a return of 12.00% per annum, calculated on a semi-annual basis.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or the acquisition of such assets, as the case may be; and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the aggregate principal amount of Notes (other than the Initial Notes) issued under this Indenture (i) in lieu of interest payment on the Initial Notes as permitted by Section 5.09 hereof and paragraph “1. Interest” in the form of Note attached as Exhibit A hereto or (ii) subject to the satisfaction of all of the covenants in this Indenture, including, without limitation, Sections 5.09 and 5.12 of this Indenture, in each case in the form of Exhibit A hereto, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” shall mean all assets and property, including to the extent permitted by law, FCC Licenses, acquired by the Company or any Guarantor after the date of this Indenture.

“Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.

“Aggregate Accreted Principal Amount” means an amount as calculated by the Company equal to 100% of the principal amount of the Notes redeemed or repurchased or otherwise due plus the Accretion Premium on the principal amount of such Notes.  The applicable Aggregate Accreted Principal Amount, as of any specified date (the “Specified Date”), for each $1,000 principal amount of Notes if the Specified Date is one of the following dates (each a “Semi-Annual Date”), is equal to the amount set forth opposite such date below:

Semi-Annual Date	Aggregate Accreted Principal Amount ($)
Original Issue Date	1,000.00000
May 15, 2007	1,015.56084
November 15, 2007	1,031.49449
May 15, 2008	1,048.38415
November 15, 2008	1,066.28720
May 15, 2009	1,085.26444
November 15, 2009	1,105.38030
May 15, 2010	1,126.70312
November 15, 2010	1,149.30531
May 15, 2011	1,173.26363
November 15, 2011	1,198.65944
May 15, 2012	1,225.57901
November 15, 2012	1,254.11375

If the Specified Date occurs between two Semi-Annual Dates, the Aggregate Accreted Principal Amount shall be the sum of (1) the Aggregate Accreted Principal Amount for the Semi-Annual Date immediately preceding the Specified Date and (2) an amount equal to the product of (A) the difference of (x) the Aggregate Accreted Principal Amount for the immediately following Semi-Annual Date and (y) the Aggregate Accreted Principal Amount for the immediately preceding Semi-Annual Date and (B) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days, except for the period from the Original Issue Date to the first Semi-Annual Date immediately succeeding the Original Issue Date, which is 186 days.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary of the Company or will be merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means in a single transaction or a series of related transactions:

(1)                                  the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and

(2)                                  the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)                                  a transfer of assets between or among the Company and its wholly-owned Guarantors;

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a wholly-owned Guarantor;

(4)                                  the sale or lease of products, services or accounts receivable in the ordinary course of business or equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets including, without limitation, the disposition of equipment that is worn out or obsolete; or

(5)                                  the sale or other disposition of cash or Cash Equivalents.

Notwithstanding anything to the contrary contained above, a Restricted Payment that does not violate the covenant described under Section 5.07 hereof or a Permitted Investment shall not constitute an Asset Sale, except for purposes of determination of the Consolidated Coverage Ratio.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)                                  the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)                                  the sum of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                  with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                  in the case of a corporation, corporate stock;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock.

“Cash Equivalents” means:

(1)                                  U.S. dollars;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)                                  certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                  repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and, in each case, maturing within twelve months after the date of acquisition; and

(6)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Clearstream” means Clearstream Banking, S.A.

“Closing Sale Price” means, with respect to the Common Stock, on any date, the last reported per share sale price (or, if no last sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock then is listed, or if the Common Stock is not listed on a U.S. national or regional exchange, as reported on the Nasdaq Global Market, or if the Common Stock is not quoted on the Nasdaq Global Market, as reported on the principal other market on which the Common Stock is then traded.  In the absence of such quotations, the Company’s Board of Directors will make a good faith determination of the Closing Sale Price.

“Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of the Collateral Agreements.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Collateral Agreements, together with its successors in such capacity.

“Collateral Agreements” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Common Stock” means the common stock of the Company, par value $0.001 per share, as it exists on the date of this Indenture or any other shares of Capital Stock of the Company into which such common stock shall be reclassified or changed.

“Communications Act” means the Communications Act of 1934, as amended, the rules, regulations, orders, decisions and written polices of the FCC, and binding interpretations of U.S. federal courts of any of the foregoing.

“Consolidated Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (A) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (B) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)                                  if such Person or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period through the determination date that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2)                                  if since the beginning of such period any Indebtedness of such Person or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period;

(3)                                  if since the beginning of such period such Person or any of its Restricted Subsidiaries shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Sale, EBITDA for such Person for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period, and Consolidated Interest Expense for such Person for such period shall be (A) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of such Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary of such Person is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such Person for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition) and (B) increased by interest income attributable to the assets which are the subject of such Asset Sale for such period;

(4)                                  if since the beginning of such period such Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period; and

(5)                                  if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period shall have made any Asset Sale or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by such Person or a Restricted Subsidiary of such Person during such period, EBITDA and Consolidated Interest Expense for such period for such Person shall be calculated after giving pro forma effect thereto as if such Asset Sale or Asset Acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, and may take into account such reasonable additional expense synergies and other adjustments determined, in each case, in good faith by a responsible financial or accounting officer of the Company to the extent permitted by GAAP and Regulation S-X. Any Person that is a Restricted Subsidiary on the determination date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the determination date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (including commitment fees, letter of credit fees and the interest component of Capital Lease Obligations), including the net amounts paid or received under all Interest Rate Agreements, plus, to the extent not included in such interest expense and without duplication, (1) amortization of debt discount, (2) capitalized interest, (3) non-cash interest expense, (4) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, (5) the interest portion of any deferred payment obligation, and (6) the product of (x) all cash and Disqualified Stock dividends in respect of all Disqualified Stock of such Person held by Persons other than such Person or a wholly-owned Subsidiary of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such total interest expense, the amortization of capitalized debt issuance costs.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (1) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary was not permitted (without giving effect to any non-permanent waiver), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (2) any gains or losses realized upon the sale or other disposition of any assets of such Person or its consolidated Restricted Subsidiaries not sold or disposed of in the ordinary course of business (including Capital Stock or pursuant to any sale and leaseback transaction), (3) any non-recurring or extraordinary gain or loss (including expenses related to the issuance of the Notes), (4) the net income of any Person accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or a Restricted Subsidiary of the referent Person, (5) the cumulative effect of a change in accounting principles, (6) subject to clause (7) below, the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, (7) the net income (or loss) of any Unrestricted Subsidiary, whether or not distributed to the specified Person or one of its Restricted Subsidiaries, (8) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Original Issue Date, and (9) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(1)                                  the consolidated equity of the common stockholders of such Person as of such date; plus

(2)                                  the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any such cash received by such Person upon issuance of such preferred stock less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made 12 months after the acquisition of such business) subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Conversion Price” means the price obtained by dividing $1,000 by the then effective Conversion Rate, which shall initially be $8.29 per share, and which shall be subject to adjustment as provided in this Indenture.

“Current Market Price” means the volume weighted average of the daily Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation.  For purposes of this definition, the term “ex” date, when used with respect to any distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution.  The Company will make adjustments to the Current Market Price in accordance with this Indenture to account for the occurrence of certain events during the ten (10) consecutive Trading Day period.

“Custodian” means the Trustee, as custodian, with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Event” means any event that is a Fundamental Change or Termination of Trading.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under Section 5.07 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Compliance Period” means the forty (40)-day distribution compliance period as defined in Rule 903(b)(2) of Regulation S.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United Sates or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“DTC” means The Depository Trust Company.

“EBITDA” with respect to any Person for any period means the sum (without duplication) of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)                                  all income tax expense of such Person and its consolidated Restricted Subsidiaries;

(2)                                  Consolidated Interest Expense;

(3)                                  depreciation and amortization expense of such Person and its Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(4)                                  all other non-cash charges of such Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provisions for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Person in question by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrow Account” shall mean the account into which the Company will have deposited on the date of this Indenture, pursuant to the Escrow Agreement, cash or Government Securities that, upon maturity, will be equal to the amount  sufficient for the Company to fully pay the initial four interest payments when due on the Notes, to be held by the Escrow Agent for the benefit of the Holders.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as Escrow Agent under the Escrow Agreement, together with its successors in such capacity.

“Escrow Agreement” shall mean the Escrow and Security Agreement, dated as of the date of this Indenture, among the Company, the Guarantors, the Escrow Agent and the Trustee, in its capacity as the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time, in accordance with its terms and the terms of this Indenture.

“Euroclear” means Euroclear Bank, S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” will include, among other things, (1) any lease, license, permit, franchise, power, authority or right if, to the extent that and for long as (A) the grant of a security interest therein validly constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination or default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (B) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision) of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that (x) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (A) and (B) of this paragraph are and remain satisfied, and to the extent such assets otherwise constitute Collateral, such assets will cease to be Excluded Assets and will become subject to the first priority security interest of the Collateral Agent for the benefit of the Holders and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (y) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the first priority security interest of the Collateral Agent for the benefit of the Holders and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, (2) property securing Capital Lease Obligations, mortgage financings or purchase money obligations and Indebtedness secured by Liens existing as of the Original Issue Date in favor of Mitsui & Co., (U.S.A.), Inc. and Mitsui & Co., Ltd. pursuant to those certain Master Installment Sale and Security Agreements, each dated as of April 2, 2004 permitted to be incurred under this Indenture to the extent the documents governing such Indebtedness prohibit the granting of a security interest in the assets securing such Indebtedness, (3) non-material real property, (4) leased real property, (5) any instrument evidencing Indebtedness owed to the Company or any of the Guarantors to the extent that (A) the existence and amount of such instrument was disclosed in the Final Offering Memorandum or (B) such instrument is created following the Original Issue Date in a transaction that complies with this Indenture, and (6) amounts in the Escrow Account. The Notes also do not have the benefit of any security interest in the assets of any Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Original Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture), evidenced by a Board Resolution delivered to the Trustee.

“FCC” means the U.S. Federal Communications Commission and any successor agency that is responsible for regulating the U.S. telecommunications industry.

“FCC License” means any authorization, license or permit issued by the FCC, together with any extensions or renewals thereof.

“Field EBITDA” means, with respect to any Person for any period, the consolidated service revenues minus the cost of service revenues (excluding depreciation and amortization) of such Person and its consolidated Restricted Subsidiaries, as contained on such Person’s consolidated income statement, minus the field personnel expense of such Person and its consolidated Restricted Subsidiaries, for such period, all as determined in accordance with GAAP, on an annualized basis, and certified to the Trustee in an Officer’s Certificate.

“Final Offering Memorandum” means the offering memorandum of the Company, dated October 25, 2006, relating to the offering of the Initial Notes.

“Fundamental Change” will be deemed to have occurred at such time as:

(1)                                  any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or a “group” the majority of the voting power of the shares of the Company’s Capital Stock beneficially owned by which is beneficially owned by Permitted Holders, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of the Company’s Capital Stock entitled to vote generally in the election of directors;

(2)                                  the following Persons cease for any reason to constitute a majority of the Company’s Board of Directors:

A.           individuals who on the Original Issue Date constituted the Company’s Board of Directors; and

B.             any new directors whose election to the Company’s Board of Directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of the Company’s Board of Directors, or if applicable, a majority of the Company’s directors on the Board of Directors’ nominating committee then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved;

(3)                                  the Company consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing or surviving Person’s Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the continuing or surviving Person;

(4)                                  the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets or properties to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(5)                                  the Company is liquidated or dissolved or holders of the Company’s Capital Stock approve any plan or proposal for its liquidation or dissolution.

However, a Fundamental Change will not be deemed to have occurred if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the Fundamental Change consists of common stock and any associated rights traded on a United States national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change), and, as a result of such transaction or transactions, the Holders’ rights to convert Notes into shares of Common Stock will be changed into the right to convert Notes into the kind and amount of cash, securities or other property that the Holder would have received if the Holder had converted its Notes immediately prior to such transaction or transactions.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Domestic Restricted Subsidiary on the date of this Indenture, and each other Domestic Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business to protect against interest rate and foreign currency exchange rate fluctuations, under:

(1)                                  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)                                  other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that shall be initially issued in a denomination equal to $0, but shall thereafter be revised to represent the outstanding principal amount of the Notes transferred to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                  in respect of borrowed money;

(2)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                  in respect of banker’s acceptances;

(4)                                  representing Capital Lease Obligations;

(5)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)                                  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any preferred Equity Interests. In addition, the term “Indebtedness” includes all

Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $402.5 million aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Initial Purchasers” means Jefferies & Company, Inc. and Deutsche Bank Securities Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means the intercreditor agreement, substantially in the form of Exhibit G hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, entered into concurrently with the closing of the Working Capital Facility or upon the incurrence of any Pari Passu Indebtedness incurred after the date of this Indenture, among the Company, the Guarantors party to the Working Capital Facility, the Working Capital Facility Collateral Agent, the Collateral Agent, on behalf of the Holders, and any Pari Passu Collateral Agent, on behalf of holders of Pari Passu Indebtedness (or if none, the holders of Pari Passu Indebtedness).

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to provide protection against fluctuations in interest rates as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition in such Restricted Subsidiary. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person.

“Issue Price” means 100% of the principal amount of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Working Capital Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness:

(1)                                  as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2)                                  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or to cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Agreements, the Purchase Agreement, the Registration Rights Agreement and any other agreements governing, securing or relating to any Note Obligations.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture.

“Note Indebtedness” means: (1) the Initial Notes and the Note Guarantees issued on the Original Issue Date and (2) any Additional Notes and Note Guarantees thereon issued pursuant to this Indenture.

“Note Lien” means a Lien granted by a Collateral Agreement to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations), at any time, upon any assets of the Company or any Guarantor to secure Note Obligations.

“Note Obligations” means Note Indebtedness and all other Obligations in respect thereof.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

“Obligations” means:

(1)                                  with respect to Note Indebtedness, any principal, premium, if any, accrued and unpaid interest, including Liquidated Damages, if any, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or this Indenture;

(2)                                  with respect to Working Capital Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Working Capital Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Working Capital Facility Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be internal or external counsel to the Company or counsel to the Trustee.

“Ordinary Course Affiliate Transaction” means any Affiliate Transaction entered into in the ordinary course of business that is comprised of (1) a lease or leases or other similar arrangements for the installation and existence of the Company’s or any of its Restricted

Subsidiaries’ equipment on or about radio towers or other structures, (2) the acquisition or provision of communication transport services via fiber optic or other communications infrastructure, or (3) other contractual arrangements relating to (1) or (2).

“Original Issue Date” means November 9, 2006.

“Pari Passu Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the agreement governing any Pari Passu Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of any such agreement, together with its successors in such capacity.

“Pari Passu Indebtedness” has the meaning ascribed to it in the Intercreditor Agreement.

“Pari Passu Obligations” means the Pari Passu Indebtedness and all other Obligations in respect of Pari Passu Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the business of the Company and its Restricted Subsidiaries as described in the Final Offering Memorandum and any business or activity reasonably related or ancillary thereto.

“Permitted Holders” means Crown Castle Investment Corp., Oak Investment, Aspen Advisors LLC, Tudor Investment Corporation, TCS Capital GP, LLC, Peninsula Investment Partners, L.P., American Towers, Inc., Goldman, Sachs & Co, Ramius Capital Group, LLC, Quaker Capital Management Corp. and their respective Affiliates.

“Permitted Investments” means;

(1)                                  any Investment in the Company or in a wholly-owned Restricted Subsidiary of the Company;

(2)                                  any investment in Cash Equivalents;

(3)                                  any Investment by the Company or a wholly-owned Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

A.           such Person becomes a wholly-owned Restricted Subsidiary of the Company; or

B.             such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly-owned Restricted Subsidiary of the Company;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;

(5)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)                                  any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(7)                                  Investments represented by Hedging Obligations;

(8)                                  loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company for bona fide business purposes in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)                                  the making of any other Investment not otherwise permitted under the immediately preceding clauses (1) to (8) having a Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Permitted Investments made since the date of this Indenture pursuant to this clause (9) that are at the time outstanding, in an aggregate amount not to exceed $5.0 million; and

(10)                            repurchases of the Notes.

“Permitted Liens” means:

(1)                                  subject to the terms of the Intercreditor Agreement, Liens on assets of the Company or any of the Guarantors securing Indebtedness and other Obligations under the Working Capital Facility that was permitted by the terms of this Indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)                                  subject to the terms of the Intercreditor Agreement, Liens to secure Indebtedness permitted by clause (2) of the second paragraph of Section 5.09 hereof;

(3)                                  subject to the terms of the lntercreditor Agreement, Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of Section 5.09 hereof covering only the assets acquired with or financed by such Indebtedness;

(4)                                  Liens existing as of the Original Issue Date in favor of Mitsui & Co., (U.S.A.), Inc. and Mitsui & Co., Ltd. pursuant to those certain Master Installment Sale and Security Agreements, each dated as of April 2, 2004;

(5)                                  Liens securing Indebtedness and other Obligations represented by the Initial Notes issued on the Original Issue Date and any Additional Notes issued as interest on the Notes, and the Note Guarantees with respect thereto;

(6)                                  Liens in favor of the Company or any Restricted Subsidiary of the Company;

(7)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)                                  Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)                            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)                            Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(12)                            Liens on property (including Capital Stock) existing at the time of acquisition of such property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(13)                            Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

A.                                   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

B.                                     the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(14)                            to the extent, in each case, not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or court order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(15)                            Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby; and

(16)                            Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has an Average Life equal to or greater than the Average Life of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                  if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)                                  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Rata Amount” means, with respect to any Holder, a fraction, the numerator of which is the aggregate principal amount of Notes held by such Holder and the denominator of which is the aggregate principal amount of Notes outstanding.

“Purchase Agreement” means the purchase agreement, dated October 25, 2006, among the Company, the Guarantors and the Initial Purchasers of the Initial Notes, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registration Rights Agreement” means the registration rights agreement, dated as of the date of this Indenture, among the Company, the Guarantors and the Initial Purchasers of the Initial Notes, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Regulation S” means Regulation S promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

 “Reinvestment Yield” means a discount rate equal to 0.50% over the yield (1) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets) or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to November 15, 2009 (in the case of Section 4.10 of this Indenture) or November 15, 2010 (in the case of Section 4.05(e) of this Indenture), or (2) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to November 15, 2009 (in the case of Section 4.10 of this Indenture) or November 15, 2010 (in the case of Section 4.05(e) of this Indenture). Such yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (x) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion to November 15, 2009 (in the case of Section 4.10 of this Indenture) or November 15, 2010 (in the case of Section 4.05(e) of this Indenture) and (y) the actively traded U.S. Treasury security with the maturity closest to and earlier than November 15, 2009 (in the case of Section 4.10 of this Indenture) or November 15, 2010 (in the case of Section 4.05(e) of this Indenture). The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable note.

“Responsible Officer”, when used with respect to the Trustee, means any vice president, assistant vice president, assistant treasurer, trust officer or any other officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means the 144A Global Note, the IAI Global Note and the Regulation S Global Note, each of which shall bear the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Restricted Definitive Note or Restricted Global Note.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 903” means Rule 903 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 904” means Rule 904 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness Documents” means the Note Documents and the Working Capital Facility Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lenders” means the Persons holding Working Capital Facility Indebtedness.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Termination of Trading” will be deemed to have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq Global Market for a ninety (90)-day period.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trading Day” means (i) if the Common Stock is quoted on the Nasdaq Global Market or any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, (ii) if the Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, or (iii) if the Common Stock is not listed on a national or regional securities exchange or quoted on the Nasdaq Global Market or any system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent such Subsidiary:

(1)                                  has no Indebtedness other than Non-Recourse Indebtedness;

(2)                                  except as permitted by Section 5.11 hereof, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary of the Company;

(3)                                  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Working Capital Facility” means, one or more debt facilities, up to an aggregate principal amount of $50.0 million, with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Working Capital Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Working Capital Facility or any other representative then most recently designated in accordance with the applicable provisions of the Working Capital Facility, together with its successors in such capacity.

“Working Capital Facility Documents” means the Working Capital Facility, the Working Capital Facility Security Documents, and all agreements governing or relating to any Working Capital Facility Obligations.

“Working Capital Facility Indebtedness” means:

(1)                                  Indebtedness of the Company, the Guarantors and the guarantors under the Working Capital Facility that was permitted to be incurred and secured under each applicable Secured Indebtedness Document (or as to which the lenders under the Working Capital Facility obtained an Officer’s Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Indebtedness Documents); and

(2)                                  Hedging Obligations incurred to hedge or manage interest rate risk with respect to Working Capital Facility Indebtedness; provided, that:

A.                                   such Hedging Obligations are secured by a Working Capital Facility Lien on all of the assets that secure Indebtedness under the Working Capital Facility; and

B.                                     such Working Capital Facility Lien is senior to or on a parity with the Working Capital Facility Liens securing Indebtedness under the Working Capital Facility.

“Working Capital Facility Lien” means a Lien granted by a Working Capital Facility Security Document to the Working Capital Facility Collateral Agent (or any Senior Lender or other representative of the Senior Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Working Capital Facility to secure Working Capital Facility Obligations.

“Working Capital Facility Security Documents” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Working Capital Facility Lien upon collateral in favor of the Working Capital Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Working Capital Obligations” means the Working Capital Facility Indebtedness and all other Obligations in respect of Working Capital Facility Indebtedness.

Section 1.02.                               Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	5.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Certificate of Conversion & Restricted Transfer”	4.03(d)
“Conversion Agent”	2.03
“Conversion Date”	4.03(a)
“Conversion Make-Whole Amount”	4.10
“Conversion Notice”	4.03(a)(i)
“Conversion Rate”	4.02(a)
“Covenant Defeasance”	9.03
“Designated Event Expiration Time”	3.08(b)
“Designated Event Make-Whole Amount”	4.05(e)
“Designated Event Notice”	3.08(b)
“Designated Event Repurchase Date”	3.08(a)
“Distributed Assets”	4.05(a)(iv)
“Event of Default”	7.01
“Excess Proceeds”	5.10
“Expiration Date”	4.05(a)(vii)
“incur”	5.09
“Legal Defeasance”	9.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Option of Holder to Elect Repurchase”	3.08(c)(i)
“Paying Agent”	2.03
“Payment Default”	7.01
“Premises”	5.21
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	5.07
“Settlement”	4.03(b)
“Subsidiary Interests”	4.05(a)(v)
“Trigger Event”	4.12

Section 1.03.                         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04.                         Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           provisions apply to successive events and transactions; and

(f)            references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01.                         Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear and Clearstream.

Section 2.02. Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.  The Company’s seal may be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”) accompanied by an Officer’s Certificate, authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes issued in lieu of interest payment on the Initial Notes as permitted by Section 5.09 hereof and paragraph “1. Interest” in the form of Note attached as Exhibit A hereto or, subject to the satisfaction of all of the covenants in this Indenture, including, without limitation, Sections 5.09 and 5.12 of this Indenture, in each case in the form of Exhibit A hereto, as part of the same series as the Initial Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes permitted to be incurred under this Indenture and authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03. Registrar, Paying Agent, Conversion Agent and Depositary.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”), and an office or agency where the Notes may be presented for conversion (“Conversion Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents.  The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent.  The Company may change any Paying Agent, Conversion Agent or Registrar without notice to the Holders.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent and to act as the Custodian with respect to the Global Notes and as agent for service of notices and demands.  The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and Aggregate Accreted Principal Amount, premium and Liquidated Damages, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06. Transfer and Exchange.

a)             Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)            the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(ii)           the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)          there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.

b)            Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or

(ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(1)          both:

A.           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

B.             instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(2)          both:

A.           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

B.             instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (2)(A) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(1)          if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)          if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)          if the transferee shall take delivery in the form of a beneficial interest in the IAI  Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof;

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(1)          such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(2)          the Registrar receives the following:

A.           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certification in item (1)(a) thereof; or

B.             if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (ii) or (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (ii) or (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

c)             Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(2)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(4)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(5)          if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(6)          if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7)          if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.   A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(1)          such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(2)          the Registrar receives the following:

A.           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

B.             if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend.

d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(1)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(2)          if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(4)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(5)          if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(6)          if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7)          if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Restricted Global Note, in the case of clause (2) above, the 144A Global Note, in the case of clause (3) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(1)          such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(2)          the Registrar receives the following:

A.           if the Holder of such Definitive Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

B.             if the Holder of such Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) of this subsection (d) at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

e)             Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)            Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(1)          if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)          if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)          if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(1)          such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(2)          the Registrar receives the following:

A.           if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

B.             if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Notes.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

f)             Legends.  The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.

(1)          Except as permitted by subparagraph (2) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefore or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES

SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) (a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (c) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL ACCEPTABLE TO FIBERTOWER CORPORATION THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OF THE SECURITY SO REQUESTS), (2) TO THE ISSUER OF THE SECURITY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”

(2)          Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subsections (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of

this Section 2.06 (and all Notes issued in exchange therefore or substitution thereof) will not bear the Private Placement Legend.

(ii)           Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

g)            Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

h)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)           No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 5.10 and 10.05 hereof).

(iii)          The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           Neither the Registrar nor the Company will be required:

(1)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(2)          to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(3)          to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal and Aggregate Accreted Principal Amount of and interest, premium and Liquidated Damages, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)         The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Trustee or the Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those converted pursuant to Article 4, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount or Aggregate Accreted Principal Amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount or Aggregate Accreted Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or conversion and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act) according to its standard procedures.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to Article 4 hereof.

Section 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful and in accordance with the provisions of the Collateral Agreements, if applicable, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest.  At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.                         CUSIP Numbers.

The Company in issuing the Notes may use one or more CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption or purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01.        Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least forty-five (45) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(1)          the clause of this Indenture pursuant to which the redemption shall occur;

(2)          the redemption date;

(3)          the principal amount of Notes to be redeemed; and

(4)          the redemption price.

Section 3.02.        Selection of Notes to Be Redeemed or Purchased.

If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)          in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)          if the Notes are not then listed on a national securities exchange, on a pro rata basis or by such method as the Trustee may reasonably determine is fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than thirty (30) nor more than sixty (60) days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $l,000 or whole multiples of $l,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.        Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 9 or 13 hereof.

The notice will identify the Notes to be redeemed and will state:

(1)          the redemption date;

(2)          the redemption price;

(3)          the Conversion Price;

(4)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made);

(5)          the name and address of the Paying Agent and the Conversion Agent;

(6)          that Holders who wish to convert Notes must comply with the procedures in Article 4 of this Indenture;

(7)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(8)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(9)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(10)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the

Trustee, at least forty-five (45) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.        Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.        Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Liquidated Damages, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, including Liquidated Damages, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

Section 3.06.        Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered (or appropriate adjustment to the amount and beneficial interest in the Global Note will be made).

Section 3.07.        Optional Redemption.

a)             The Notes will not be redeemable at the Company’s option prior to November 15, 2010.

b)            The Company may redeem the Notes, at its option, in whole or in part at any time on or after November 15, 2010, upon not less than thirty (30) nor more than sixty (60) days’ notice, at 100% of the Aggregate Accreted Principal Amount, together with accrued and unpaid interest, including Liquidated Damages, if any, thereon, up to the redemption date; provided that for twenty (20) of the preceding thirty (30) consecutive Trading Days, the Common Stock has had (i) a Closing Sale Price at least equal to 1.50 times the then effective Conversion Price and (ii) a daily trading volume for each such Trading Day, when multiplied by the Closing Sale Price for such Trading Day, which equals at least $8.0 million.  For so long as at least $215.0 aggregate principal amount of the Notes remains outstanding, the Company may not redeem more than 50% of the then outstanding principal amount of Notes in any ninety (90)-day period.

c)             Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.        Repurchase at Option of Holder Upon a Designated Event.

(a)             If there shall occur a Designated Event at any time prior to the maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, for cash on a date designated by the Company (the “Designated Event Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Designated Event Notice (as defined in Section 3.08(b)) for such Designated Event at a repurchase price equal to 101% of the Aggregate Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the Designated Event Repurchase Date.  Notwithstanding the foregoing, if a Designated Event Repurchase Date falls after an interest payment record date but on or prior to the corresponding interest payment date, the Company will pay the full amount of accrued and unpaid interest, and Liquidated Damages, if any, on such interest payment date to the Holder of record at the close of business on the corresponding record date.  Notwithstanding the foregoing, no Notes may be surrendered for repurchase pursuant to this Section 3.08 in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

(b)             Before the fifteenth (15th) day after the occurrence of a Designated Event, the Company, or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period), the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all Holders of record on the date of the Designated Event a notice (the “Designated Event Notice”) of the occurrence of such Designated Event and of the repurchase right at the option of the Holders arising as a result thereof.  If the Company shall give such notice, the Company shall also deliver a copy of the Designated Event Notice to the Trustee at such time as it is mailed to Holders.

Each Designated Event Notice shall specify the circumstances constituting the Designated Event, the Designated Event Repurchase Date, the price at which the Company shall be obligated to repurchase Notes, that the Holder must exercise the repurchase right on or prior to the close of business on the Designated Event Repurchase Date (the “Designated Event Expiration Time”), that the Holder shall have the right to withdraw any Notes surrendered prior to the Designated Event Expiration Time, if the Notes are then convertible, that Notes as to which an Option of Holder to Elect Repurchase (as hereinafter defined) has been given may be converted only if the Option of Holder to Elect Repurchase is withdrawn in accordance with the terms of this Indenture, a description of the procedure that a Holder must follow to exercise such repurchase right and to withdraw any surrendered Notes, the place or places where the Holder is to surrender such Holder’s Notes, the amount of interest and Liquidated Damages, if any, accrued and unpaid on each Note to the Designated Event Repurchase Date and the CUSIP number or numbers of the Notes (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 3.08.

(c)             Repurchases of Notes under this Section 3.08 shall be made, at the option of the Holder thereof, upon:

(i)            delivery to the Trustee at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed and executed notice (the “Option of Holder to Elect Repurchase”) in the form set forth on the reverse of the Note prior to the Designated Event Expiration Time; and

(ii)           book-entry transfer or delivery of the Notes, together with necessary endorsements, to the Trustee (or other Paying Agent appointed by the Company) at any time simultaneous to or after delivery of the Option of Holder to Elect Repurchase (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) in The City of New York, Borough of Manhattan, such delivery being a condition to receipt by the Holder of the repurchase price therefore; provided that such repurchase price shall be so paid pursuant to this Section 3.08 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Option of Holder to Elect Repurchase.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Note, if the principal amount of such portion is $1,000 or a whole multiple of $1,000.  Provisions of this Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

Upon presentation of any Note repurchased in part only, the Company shall execute and, upon the Company’s written direction to the Trustee, the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in aggregate principal amount equal to the portion of the Notes presented that was not repurchased.

Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee (or other Paying Agent appointed by the Company) the Option of Holder to Elect Repurchase contemplated by this Section 3.08 shall have the right to withdraw such Option of Holder to Elect Repurchase at any time prior to the Designated Event Expiration Time by delivery of a written notice of withdrawal to the Trustee (or other Paying Agent appointed by the Company) in accordance with Section 3.08(d) below.  Notes in respect of which an Option of Holder to Elect

Repurchase has been given by the Holder thereof may not be converted pursuant to Article 4 hereof on or after the date of the delivery of such Option of Holder to Elect Repurchase unless such Option of Holder to Elect Repurchase has first been validly withdrawn.

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Option of Holder to Elect Repurchase or written notice of withdrawal thereof.

For a Note, other than a Global Note, to be so repurchased at the option of the Holder, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office in The City of New York, Borough of Manhattan, such Note with the form entitled “Option of Holder to Elect Repurchase” on the reverse thereof duly completed, together with such Notes duly endorsed for transfer, on or before the Designated Event Expiration Time.  All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

(d)             An Option of Holder to Elect Repurchase may be withdrawn by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) in accordance with the Option of Holder to Elect Repurchase at any time prior to the Designated Event Expiration Time, specifying:

(i)            the principal amount of the Note with respect to which such notice of withdrawal is being submitted;

(ii)           the certificate number, if any of the Note in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information if the Note in respect of which notice of withdrawal is being submitted is represented by a Global Note; and

(iii)          the principal amount, if any, of such Note that remains subject to the original Option of Holder to Elect Repurchase.

(e)             The Company shall deposit with the Trustee or with one or more Paying Agents (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.04 hereof) an amount of money sufficient to repurchase on the Business Day immediately preceding the Designated Event Repurchase Date all the Notes to be repurchased on such date at the appropriate repurchase price, together with accrued and unpaid interest and Liquidated Damages, if any, up to, but excluding, the Designated Event Repurchase Date; provided that if such payment is made on the Designated Event Repurchase Date it must be received by the Trustee or Paying Agent, as the case may be, by 10:00 a.m. New York City time, on such date.  Payment for Notes surrendered for repurchase (and not withdrawn) prior to the Designated Event Expiration Time will be made promptly (but in no event more than five (5) Business Days) following the later of (x) the Business Day immediately following the Designated Event Repurchase Date, and (y) the time of book-entry transfer or delivery of the Note surrendered for repurchase, by (i) mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the register of Holders or (ii) on any Global

Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

If on the Business Day immediately following the Designated Event Repurchase Date the Trustee or other Paying Agent appointed by the Company, or the Company if the Company is acting as the Paying Agent, holds money sufficient to repurchase all of the Notes or portions thereof that are to be purchased as of the Designated Event Repurchase Date, then, on and after such date, (i) the Notes will cease to be outstanding, (ii) interest and Liquidated Damages, if any, on the Notes will cease to accrue, and (iii) all other rights of the Holders of such Notes will terminate, other than the right to receive the repurchase price upon delivery of the Notes, in each instance whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent.

(f)              The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent applicable and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the Holders in the event of a Designated Event.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture governing an offer to purchase upon a Designated Event, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

(g)             Notwithstanding this Section 3.08, no Notes may be repurchased by the Company at the option of the Holders upon a Designated Event if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Section 3.09.        Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders and to all holders of other senior secured Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  As promptly as practicable and no later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Aggregate Accreted Principal Amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made; provided, however, that such payments to Holders will include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are purchased, with the balance of the purchase price payable in cash.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Liquidated Damages, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest and Liquidated Damages shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)          that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 hereof and the length of time the Asset Sale Offer shall remain open;

(2)          the Offer Amount, the purchase price and the Purchase Date;

(3)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)          that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice no later than the expiration of the Offer Period prior to the Purchase Date;

(7)          that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)          that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(9)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  If the aggregate amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days  after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, at the expense of the Company, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of this Indenture by virtue of such compliance.

Section 3.10.        Redemption at Maturity.

Unless previously redeemed (pursuant to this Article 3) or converted (pursuant to Article 4), the Company will redeem the Notes at 125.411% of their principal amount on November 15, 2012.

ARTICLE 4.
CONVERSION

Section 4.01.                         Conversion Right and Conversion Rate.

(a)             Subject to and upon compliance with the provisions of this Article 4, at the option of the Holder thereof, any portion of the principal amount of any Note that is an integral multiple of $1,000 may be converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion.  The Holders may surrender Notes for conversion at the applicable Conversion Rate at any time after ninety (90) days from the Original Issue Date until the close of business on the Business Day immediately preceding the final maturity date of the Notes.

(b)             All calculations under this Article 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

Section 4.02.                         Conversion Consideration.

(a)             Upon surrendering any Notes for conversion, the Holder of such Notes shall receive, in respect of each $1,000 principal amount of Notes: shares of Common Stock at an initial conversion rate of 120.627 shares per $1,000 principal amount of Notes (the “Conversion Rate”), which is based upon an initial Conversion Price of approximately $8.29 per share.  If a Holder converts Notes on any date when the Company is required to pay Liquidated Damages, the Conversion Rate will be multiplied by 103%.  The Conversion Rate (and Conversion Price) are subject to adjustment as described below.

(b)             If a Holder receives shares of Common Stock upon conversion of Notes, such Holder will also receive the associated rights under any stockholder rights plan that the Company may adopt, whether or not the rights have separated from the Common Stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

Section 4.03.                         Exercise of Conversion Right.

(a)             In order to exercise the conversion right:

(i)            the Holder of any Definitive Note to be converted must (1) complete and manually sign a notice of conversion substantially in the form set forth on the reverse of the Note (the “Conversion Notice”); (2) deliver the Conversion Notice and the Definitive Note (and the Certificate of Conversion & Restricted Transfer (defined below), if applicable) to the Conversion Agent and the Company; and (3) if required, furnish appropriate endorsements and transfer documents; or

(ii)           the holder of beneficial interests in any Global Note to be converted must comply with the Applicable Procedures to cause the beneficial interests in such Global Note to be delivered to the Conversion Agent, and, in either case, the Holder of a Definitive Note or holder of beneficial interests in a Global Note will, if required, pay all transfer or similar taxes and, if required pursuant to Section 4.03(b) hereof, pay funds equal to the interest payable on the next interest payment date.

The date on which a Holder of a Definitive Note or holder of a beneficial interest in a Global Note completes the requirements of this Section 4.03(a) shall be deemed to be the date of conversion (the “Conversion Date”) for purposes of this Article 4.  On and after the Conversion Date, the conversion by such Holder or holder, as set forth in the Conversion Notice, shall become irrevocable.

(b)             Notes shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holders of such Notes as Holders will cease, and the Person or Persons entitled to receive the shares of Common Stock payable and issuable upon conversion will be treated for all purposes as the payee or payees of such payment and the record holder or holders of such Common Stock at such time.  Following any Conversion Date, the Company shall satisfy its obligations with respect to such conversion by either:

(i)            delivering to the Trustee, for delivery to the Holder (or such other Person as may be named in the relevant Conversion Notice), the cash payment, together with certificates representing the number of shares of Common Stock, payable and issuable upon the conversion; or

(ii)           delivering to such Holder (or such other Person as may be named in the relevant Conversion Notice) the cash payment, together with such number of shares of Common Stock payable and issuable upon such conversion in accordance with the Applicable Procedures, in each case, together with payment in lieu of fractional shares, if any, as provided in Section 4.04 (such cash payment and delivery of shares, if any, the “Settlement”); provided that shares of Common Stock only will be deliverable in certificated form if (1) the Holder or holder that is exercising such conversion has specifically requested in writing that delivery be in certificates or (2) the Company determines that delivery is required in certificated shares either because (A) delivery to the Holder (or such other Person named in the relevant Conversion Notice) is not practicable in accordance with the Applicable Procedures or (B) in the opinion of legal counsel, delivery is required in certificated form in order to comply with the requirements of applicable securities laws.  Settlement shall occur promptly.

(c)             In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note.  A Note may be converted in part, but only if the principal amount of such Note to be converted is any integral multiple of U.S. $1,000 and the principal amount of such security to remain outstanding after such conversion is equal to U.S. $1,000 or any integral multiple of $1,000 in excess thereof.

(d)             If shares of Common Stock to be issued upon conversion of a Restricted Note, or Notes to be issued upon conversion of a Restricted Note in part only, are to be registered in a name other than that of the Beneficial Owner of such Restricted Note, then such Holder must deliver to the Conversion Agent a certificate of conversion and restricted transfer in the form of Exhibit D hereto (the “Certificate of Conversion & Restricted Transfer”), dated the date of surrender of such Restricted Note and signed by such Beneficial Owner, as to compliance with the restrictions on transfer applicable to such Restricted Note.  The Certificate of Conversion & Restricted Transfer shall be required in addition to the Conversion Notice.  None of the Trustee, any Conversion Agent, Registrar or transfer agent shall be required to register shares of Common Stock issued upon conversion or any unconverted Notes in the name of any Person other than that of the Holder or

Beneficial Owner of the converted Restricted Note unless such Holder or Beneficial Owner has delivered a properly completed Certificate of Conversion & Restricted Transfer.

All shares of Common Stock delivered upon conversion of Restricted Notes shall bear restrictive legends substantially in the form of the legends required to be set forth on the Restricted Notes pursuant to Section 2.06(f) hereof and shall be subject to the restrictions on transfer provided in such legends.  Neither the Trustee nor any Conversion Agent shall have any responsibility for the inclusion or content of any such restrictive legends on such Common Stock.

Section 4.04.                             Fractions of Shares.

No fractional shares of Common Stock shall be issued upon conversion of any Note or Notes.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.  Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note or Notes (or specified portions thereof), the Company shall calculate and pay a cash adjustment for the fractional amount (calculated to the nearest 1/100th of a share) based upon the applicable Conversion Price.  The amount of the cash adjustment payable in lieu of issuing such fractional share shall be equal to such fractional share otherwise issuable multiplied by the Closing Sale Price on the applicable Trading Day.

Section 4.05.                             Adjustment of Conversion Rate.

(a)             Adjustment.  The Conversion Rate will be subject to adjustment, without duplication, from time to time upon the occurrence of any of the following events:

(i)            Stock Dividends in Common Stock.  In case the Company shall pay or make a dividend or other distribution on shares of Common Stock payable exclusively in shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares  constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.  If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.  For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(ii)           Issuance of Rights or Warrants.  In case the Company shall issue rights, warrants or options to all or substantially all holders of Common Stock then entitled for a period expiring within forty-five (45) days from the date of issuance of the rights, warrants or options to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than any rights, warrants or options that (x) by their terms will also be issued to any Holder upon conversion of a Note into shares of Common Stock without any action required by the Company or any other Person or (y) are distributed to shareholders of the Company upon a merger or consolidation in compliance with Section 4.09 hereof), then the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction:

(1)          the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price; and

(2)          the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.  If, after any such date fixed for determination, any such rights, warrants or options are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Rate shall be immediately readjusted, effective as of the date such rights, warrants or options expire, or the date the Company’s Board of Directors determines not to issue such rights, warrants or options, to the Conversion Rate that would have been in effect if the unexercised rights, warrants or options had never been granted or such determination date had not been fixed, as the case may be and as a result no additional shares are delivered or issued pursuant to such rights, warrants or options. For the purposes of this clause (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Company.

(iii)          Stock Splits and Combinations.  (1) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased; (2) in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced and (3) in case the Company issues any shares of its Capital Stock in a reclassification of the outstanding shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such reclassification becomes effective shall be proportionately applied to the new class of shares of Capital Stock of the Company into which the Common Stock was reclassified; in each case, such increase, reduction or reclassification, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, combination or reclassification becomes effective.

(iv)          Distribution of Indebtedness, Securities Or Assets.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Common Stock evidences of its indebtedness, property or assets, including rights, warrants, options or other securities (provided, that if these rights are only exercisable upon the occurrence of specified triggering events, then the Conversion Rate will not be adjusted until the triggering events occur), but excluding (1) any dividends or distributions referred to in clause (i) of this Section 4.05(a), (2) any rights, warrants or options referred to in clause (ii) of this Section 4.05(a) and (3) any dividends or distributions paid exclusively in cash described in clause (vi) of this Section 4.05(a) (the “Distributed Assets”), then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be the Current Market Price per share of Common Stock; and

(2)          the denominator of which shall be the Current Market Price per share of Common Stock less the Fair Market Value, as determined by the Company’s Board of Directors, whose determination in good faith shall be conclusive and described in a Board Resolution filed with the Trustee, of the portion of those Distributed Assets applicable to one share of Common Stock, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.

Notwithstanding the foregoing, in cases where (A) the Fair Market Value per share of the Distributed Assets equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the Fair Market Value per share of the Distributed Assets by less than $1.00, in lieu of the adjustment set forth in this Section 4.05(a)(iv), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, the amount and type of Distributed Assets such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(v)           Distribution of Capital Stock of Subsidiaries.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Common Stock the Capital Stock of, or similar Equity Interests in, a Subsidiary or other business unit of the Company, but excluding any dividends or distributions referred to in clause (iv) of this Section 4.05(a) (the “Subsidiary Interests”), then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be the Current Market Price per share of Common Stock for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution; and

(2)          the denominator of which shall be the Current Market Price per share of Common Stock for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution less the Current Market Price of the Subsidiary Interests distributed per share of Common Stock in such dividend or distribution for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.

Notwithstanding the foregoing, in cases where (A) the Current Market Price applicable to the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the Current Market Price applicable to the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution by less than $1.00, in lieu of the adjustment set forth in this Section 4.05(a)(v), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(vi)          Cash Distributions.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of outstanding shares of Common Stock distributions consisting exclusively of cash (excluding any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up) then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fix for determination of the stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be equal to the Current Market Price per share of Common Stock on the date fixed for such determination; and

(2)          the denominator of which shall be equal to the Current Market Price per share of Common Stock on such date fixed for determination less the amount per share of such distribution, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (A) the per share amount of such distribution equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the adjustment set forth in this Section 4.05(a)(vi), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, such distribution such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(vii)         Tender or Exchange Offers.  In case the Company or any Subsidiary shall make a payment in respect of a tender offer or exchange offer for any portion of the Common Stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), as the case may be, then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate immediately prior to close of business on the Expiration Date by a fraction:

(1)          the numerator of which shall be equal to the sum of (A) the Fair Market Value, as determined by the Board of Directors of the Company, of the aggregate consideration payable for all shares of Common Stock purchased by the Company in the tender or exchange offer and (B) the product of (x) the number of shares of Common Stock outstanding less any such purchased shares and (y) the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Expiration Date; and

(2)          the denominator of which shall be equal to the product of (A) the number of shares of Common Stock outstanding, including any such purchased shares and (B) the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Expiration Date, such adjustment to become effective immediately after the opening of business on the second (2nd) Trading Day next succeeding the Expiration Date.

(viii)        Certain Offerings.  In the event the Company issues or sells any Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock (other than any dividend or distribution referred to in clause (i) of this Section 4.05(a) or any rights, warrants or options referred to in clause (ii) of this Section 4.05(a)) in one or more transactions during the first two years following the Original Issue Date at a weighted average effective price per share (after taking into account the price per share at which all convertible, exchangeable or exercisable securities could be converted, exchanged or exercised for) below the then-effective Conversion Price, which issuances or sales together amount to aggregate gross proceeds of at least $25.0 million, the Conversion Price of the Notes will be reduced (but not increased) to the weighted average effective price per share at which such Common Stock or other securities were sold, and the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing $1,000 by the new Conversion Price as a result of such issuance or sale.  In addition, in the event the Company does not issue or sell Common Stock (including Common Stock issuable upon the conversion, exchange or exercise of Capital Stock (other than Disqualified Stock), to the extent such Capital Stock is actually converted, exchanged or exercised) for aggregate gross proceeds of at least $50.0 million in one or more transactions during the first two years following the Original Issue Date, the Conversion Price will be reduced (but not increased) to a price that is equal to the volume weighted average Closing Sale Prices for the twenty (20) consecutive Trading Days ending on the date that is two years after the Original Issue Date, and the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing $1,000 by the new Conversion Price as a result of such adjustment; provided, that the Conversion Price and Conversion Rate shall not be adjusted beyond an amount that would result in the Conversion Price being adjusted greater than 25% below the Conversion Price on the Original Issue Date.

(b)             No Adjustment.  No adjustment in the Conversion Rate shall be required:

(i)            upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)           upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(iii)          upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this Section 4.05(b) and outstanding as of the Original Issue Date;

(iv)          in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States;

(v)           for a change in the par value of the Common Stock; or

(vi)          for accrued and unpaid interest, if any.

(c)             Increase in Conversion Rate due to Taxes.  Subject to the Nasdaq Marketplace rules, the Company may make such increases in the Conversion Rate, for the remaining term of the Notes or any shorter term, in addition to those required by clause (a) of this Section 4.05, as the Board of Directors of the Company considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.  The Company shall have the power to resolve any ambiguity or correct any error in this subsection (c) and its actions in so doing shall, absent manifest error, be final and conclusive.

(d)             Temporary Increase in Conversion Rate.  Subject to Nasdaq Marketplace rules, to the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during such period, and the Company’s Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided in Section 14.02, with a copy to the Trustee and Conversion Agent, at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(e)             Designated Event Make-Whole Amount.  In case of a transaction described in clause (3) of the definition of Fundamental Change, solely upon receipt by the Conversion Agent of any Holder’s Conversion Notice on or subsequent to the effective date of such Fundamental Change and prior to the forty-fifth (45th) day following such effective date (or, if earlier and to the extent applicable, the close of business on the second Business Day immediately preceding the Designated Event Repurchase Date (as specified in the Designated Event Notice)), the Company shall pay such Holder a make-whole premium within twenty (20) days after the consummation of such Designated Event.  This make-whole premium will be equal to the present value on the effective date of such Fundamental Change of all required interest payments on the Notes as if paid in cash from the effective date of such Fundamental Change through November 15, 2010 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield (the “Designated Event Make-Whole Amount”).  Holders will only be eligible to receive the Designated Event Make-Whole Amount, unless otherwise converting under the voluntary conversion provision described in this Article 4 and eligible for the Conversion Make-Whole Amount described in Section 4.10, if the Closing Sale Price of the Common Stock immediately following the announcement of such Fundamental Change is equal to or greater than the Closing Sale Price of the Common Stock on the Original Issue Date and less than three times the Closing Sale Price of the Common Stock on the Original Issue Date.

Such payment shall include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are converted in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in (1) cash, (2) shares of Common Stock at a 5.0% discount to the Current Market Price; provided that the issuance of shares of Common Stock in payment of this make-whole premium will be subject to the Nasdaq Marketplace rules, which may require shareholder approval in certain circumstances, (3) the consideration received triggering such Designated Event, or (4) a combination of cash, shares and such consideration.

Section 4.06. Notice of Adjustments of Conversion Rate.

Whenever the Conversion Rate is adjusted pursuant to Section 4.05 hereof:

(a)             the Company shall compute the adjusted Conversion Rate in accordance with Section 4.05 hereof and shall prepare an Officer’s Certificate setting forth (1) the adjusted Conversion Rate, (2) the clause of Section 4.05 pursuant to which such adjustment has been made, showing in reasonable detail the facts upon which such adjustment is based, (3) the calculation of such adjustment and (4) the date as of which such adjustment is effective, and such certificate shall promptly be filed with the Trustee and with each Conversion Agent; and

(b)             upon each such adjustment, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be required, and as soon as practicable after it is required, such notice shall be provided by the Company to all Holders in accordance with Section 14.02.

Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder desiring inspection thereof at its office during normal business hours.

Section 4.07. Notice of Certain Corporate Action.

In case the Company shall:

(a)             distribute to all or substantially all holders of the Common Stock rights, warrants or options entitling them to purchase, for a period expiring within forty-five (45) days of the declaration date for such distribution, Common Stock at less than the Current Market Price of the Common Stock; or

(b)             distribute to all or substantially all holders of Common Stock evidences of the Company’s indebtedness, property or assets, including rights, warrants, options or other securities, which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Stock on the day preceding the declaration date for such distribution;

then the Company shall deliver written notice to the Conversion Agent, and shall deliver or cause its Agents to deliver, to all Holders in accordance with Section 14.02 hereof, at least ten (10) days prior to the ex-dividend date for such distribution, a notice of such distribution.

At any time that the Trustee is not also the Conversion Agent, the Company shall forthwith deliver a copy of any notice required pursuant to this Section 4.07 to the Trustee.

Section 4.08. Cancellation of Converted Notes.

All Definitive Notes delivered for conversion shall be delivered to the Trustee or its agent to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.11 hereof.  Upon conversions of beneficial interests in any Global Note, the Trustee or the Custodian, at the direction of the Trustee, shall reduce the aggregate principal amount of outstanding Notes represented by such Global Note to reflect the conversion.

Section 4.09. Provision in Case of Reclassification, Consolidation, Merger or Sale of Assets.

In the case of any consolidation or merger of the Company with or into any other Person, any merger of another Person with or into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any conveyance, sale or transfer of all or substantially all of the assets of the Company, the Company or the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall notify the Trustee and the Holders at least ten (10) days prior to the record date for such transaction, or if there is no record date, at least ten (10) Trading Days prior to the anticipated effective date for such transaction.  The Company, or such successor, purchasing or transferee corporation, as the case may be, as a condition precedent to such consolidation, merger, conveyance, sale or transfer, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right thereafter to convert Notes only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale or transfer by a holder of the number of shares of Common Stock into which such Notes might have been converted immediately prior to such consolidation, merger, conveyance, sale or transfer.  Such supplemental indenture shall provide for adjustments of the Conversion Rate and Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate and Conversion Price provided for in this Article 4.  If, in the case of any such consolidation, merger, conveyance, sale or transfer, the securities, cash and other property receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a Person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, conveyance or sale, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing.

In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that a majority of the holders of Common Stock who made such an election received in such transaction.  The Company will notify holders and the Trustee as promptly as practicable following the date such transaction is publicly announced but in no event less than fifteen (15) days prior to the anticipated effective date of such transaction.  The above provisions of this Section 4.09 shall similarly apply to successive consolidations, mergers, conveyances, sales or transfers.  Notice of the execution of such a supplemental indenture shall be given by the Company to the Holder of each Note as provided in Section 14.02 hereof promptly upon such execution.

Neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any such supplemental indenture relating either to the kind or amount of shares of stock or other securities or property or cash receivable by Holders of Notes upon the conversion of their Notes after any such consolidation, merger, conveyance, transfer, sale or lease or to any such adjustment, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, an Opinion of Counsel with respect thereto, which the Company shall cause to be furnished to the Trustee upon request.

Section 4.10. Conversion Prior to November 15, 2009.

In the event a Holder elects to exercise its right to convert its Notes pursuant to this Article 4, and such election occurs prior to November 15, 2009, such Holder shall be entitled to receive, in addition to any shares of Common Stock, securities, cash and other property such Holder is entitled to receive upon conversion, a make-whole premium.  This amount will consist of the present value of all required interest payments on the Notes as if paid in cash from the Conversion Date through November 15, 2009 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield determined on the Conversion Date (the “Conversion Make-Whole Amount”), provided that the Conversion Make-Whole Amount shall in no event be greater than $130.277 per $1,000 principal amount of Notes so converted prior to such date.  The Company shall have thirty (30) days from the Conversion Date to pay the Conversion Make-Whole Amount.

Such payment of the Conversion Make-Whole Amount shall include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are converted in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in cash, shares of Common Stock or a combination of cash and shares, provided that the issuance of shares of Common Stock in payment of this Conversion Make-Whole Amount will be subject to the Nasdaq Marketplace rules, which may require stockholder approval in certain circumstances.  Any such shares of Common Stock will be valued at a 5% discount to the Current Market Price.

Section 4.11. Share Issuance Cap.

Notwithstanding any other provision of the Notes or this Indenture, in no event will the Company issue more than an aggregate of 28,767,197 shares of Common Stock upon conversion of the Notes and in payment of any make-whole premium obligations unless the Company has previously received stockholder approval for issuances of shares of Common Stock in excess of that number of shares in accordance with, and to the extent required by, the Nasdaq Marketplace rules, and any Holder who would otherwise be entitled to receive shares of Common Stock upon such conversion of the Notes in excess of such number shall instead be entitled to receive cash in an amount equal to the Current Market Price in lieu of each share that such Holder would otherwise be entitled to receive in excess of such number.  If the Company obtains stockholder approval for issuances of shares of Common Stock in excess of such number, to the extent required by the Nasdaq Marketplace rules, the Company will have the option to either pay Holders cash or issue shares of Common Stock upon such conversions and payments of make-whole premiums.

Section 4.12. Rights Issued in Respect of Common Stock.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1)          are deemed to be transferred with such shares of Common Stock;

(2)          are not exercisable; and

(3)          are also issued in respect of future issuances of Common Stock,

shall not be deemed distributed for purposes of Section 4.05(a)(ii) or (iv) hereof until the occurrence of the earliest Trigger Event.  In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto, that shall have resulted in an adjustment to the Conversion Rate and Conversion Price under Section 4.05(a)(ii) or (iv) hereof, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (B) in the case of any such rights or warrants all of which shall have expired without exercise by any holder thereof, the Conversion Rate and Conversion Price shall be readjusted as if such issuance had not occurred.

Section 4.13. Responsibility of Trustee for Conversion Provisions.

The Trustee, subject to the provisions of Section 8.01 hereof, and any Conversion Agent, shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Conversion Rate or Conversion Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into.  Neither the Trustee, subject to the provisions of Section 8.01 hereof, nor any Conversion Agent, shall be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any other securities or property or cash, which may at any time be issued or delivered upon the conversion of any Note; and it or they do not make any representation with respect thereto.  Neither the

Trustee, subject to the provisions of Section 8.01 hereof, nor any Conversion Agent, shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee, subject to the provisions of Section 8.01 hereof, and any Conversion Agent, shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Article 4.

Section 4.14. Certain Regulatory Requirements.

Prior to conversion of any Note, a Holder will ascertain, in consultation with the Company, whether such conversion will result in a de jure or de facto transfer of control of the Company or any of the Guarantors under the Communications Act and require prior approval of the FCC with respect to such conversion.  If the Company reasonably determines, in consultation with FCC counsel, that the FCC’s prior approval is required, then the approval of the FCC will be obtained prior to any such conversion.

ARTICLE 5.
COVENANTS

Section 5.01. Payment of Notes.

The Company shall pay or cause to be paid the principal or Aggregate Accreted Principal Amount, if any, of, premium, if any, and interest and Liquidated Damages, if any, on, the Notes on the dates and in the manner provided in the Notes.  Principal, Aggregate Accreted Principal Amount, if any, premium, if any, and interest and Liquidated Damages, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, Aggregate Accreted Principal Amount, if any, premium, if any, and interest and Liquidated Damages, if any, then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture.  The Company will pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth herein and in the Registration Rights Agreement.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal or Aggregate Accreted Principal Amount, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 5.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 5.03. Reports.

(a)             Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall  furnish to the Holders or cause the Trustee to furnish to the Holders at the Company’s expense and will post on the Company’s website for public availability, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial statements and financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports (when and as if filed).  All such financial statements will be prepared in all material respects in accordance with SEC Regulation S-X and will be accompanied by:  (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or 10-K, as the case may be; (ii) all current reports that would be required to be filed with the SEC in current reports on Form 8-K if the Company were required to file such reports; and (iii) in the case of annual financial statements, an audit report thereon by the Company’s independent public accountants.

(b)             For so long as any Notes remain outstanding, if at any time the Company is not required to file with the SEC the reports required in this Section 5.03, the Company will furnish to Holders and to securities analysts and prospective investors of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 5.04. Compliance Certificate.

(a)             The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each obligor under the Notes and this Indenture has kept, observed, performed and fulfilled its obligations under the Note Documents, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in the Note Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal or Aggregate Accreted Principal Amount, premium or Liquidated Damages, if any, or interest, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

(b)             So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 5.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of this Article 5 or Article 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)             The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05. Taxes.

The Company and the Guarantors shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 5.06. Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the

Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:  (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Guarantor); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the preceding provisions shall not prohibit (i) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the  Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; (iii) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; and (iv) the payment of any dividend or other payment or distribution or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis.

The amount of all Restricted Payments (other than cash and Cash Equivalents) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any Restricted Payment not in cash or Cash Equivalents shall be determined by the Board of Directors of the Company whose Board Resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $10.0 million.  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 5.08. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)          any encumbrance or restriction pursuant to an agreement in effect on the date of the issuance of the Notes;

(2)          Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(3)          this Indenture, the Collateral Agreements, the Notes and the Note Guarantees;

(4)          applicable law, rule, regulation or order;

(5)          customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)          any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)          Liens permitted to be incurred under Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(8)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(9)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 5.09.                         Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors will be entitled to incur Indebtedness (including Acquired Indebtedness) and issue Disqualified Stock if, on the date of such incurrence or issuance, as applicable, and after giving effect thereto on a pro forma basis (including pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

The provisions of the first paragraph of this Section 5.09 will not prohibit the incurrence of any of the following items of Indebtedness:

(1)          the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under the Working Capital Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 hereof;

(2)          so long as no Default has occurred and is continuing, at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, the incurrence by the Company and the Guarantors, other than a Guarantor that holds any of the Company’s 24 GHz or 39 GHz FCC Licenses, of additional Indebtedness, in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of this Indenture (other than resulting from the conversion of the Notes), in an aggregate principal amount at any one time outstanding under this clause (2), together with any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), not to exceed $250.0 million, provided that such Indebtedness has a weighted Average Life greater than the remaining Average Life of the Notes, and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an Officer’s Certificate to the Trustee certifying that the Company has complied with this clause (2);

(3)          so long as no Default has occurred and is continuing, the incurrence by the Company of additional Indebtedness, in an amount equal to 80% of the aggregate principal amount of Notes that have been converted after the date of this Indenture, provided that such Indebtedness (a) is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, (b) does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Indebtedness, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature, (c) bears cash interest (or any similar payments), if at all, in an amount not to exceed 12.0% per annum and (d) prohibits the payment of cash interest (and any similar payments) during any period in which Company has exercised its option to pay interest on the Notes in the form of Additional Notes, or if the Company has Defaulted in the payment of interest on the Notes; and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an Officer’s Certificate to the Trustee certifying that the Company has complied with this clause (3);

(4)          the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and any Additional Notes issued as interest on the Initial Notes, and the Note Guarantees with respect thereto;

(5)          the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred pursuant to this clause (5) and clauses (2), (4) and (12) of this paragraph;

(6)          the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

A.                         if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Note Guarantees; and

B.                           any (1) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (2) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)          the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (b) sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (7);

(8)          the incurrence by the Company of Hedging Obligations in the ordinary course of business;

(9)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(10)         the incurrence by the Company or any Restricted Subsidiaries of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate amount at any time outstanding not to exceed $10.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (10) and clause (14) will not together exceed $10.0 million at any time;

(11)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(12)         the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(13)         the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or satisfy and discharge the Notes in accordance with the provisions of this Indenture; and

(14)         the incurrence by the Company or any of its Restricted Subsidiaries of any other Indebtedness not otherwise permitted to be incurred under the terms of this Indenture in an aggregate amount at any time outstanding not to exceed $5.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (14) and clause (10) will not together exceed $10.0 million at any time.

The amount of any Indebtedness outstanding as of any date will be:

(1)          the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)          the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 5.10.                         Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)          the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)          at least 85% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash.

For purposes of this Section 5.10, each of the following will be deemed to be cash:

(1)          any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Subsidiary (other than contingent liabilities and Indebtedness that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to (A) a customary novation agreement that releases the Company or such Subsidiary from further liability or (B) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(2)          any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(3)          any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)          to repay Indebtedness and other Obligations under the Working Capital Facility and to correspondingly reduce commitments with respect thereto;

(2)          to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company and a Guarantor;

(3)          to make capital expenditures in a Permitted Business; or

(4)          to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce borrowings under the Working Capital Facility or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will, within five (5) days thereof, make an Asset Sale Offer to all Holders and all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds in accordance with the procedures set forth in Section 3.09 hereof.  The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Aggregate Accreted Principal Amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are purchased, with the balance of the purchase price payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the Aggregate Accreted Principal Amount of Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 5.11.                         Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary of the Company (each, an “Affiliate Transaction”), unless:

(1)          the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)          the Company delivers to the Trustee:

A.                                   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million (other than an Ordinary Course Affiliate Transaction), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

B.                                     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million

(other than an Ordinary Course Affiliate Transaction), an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

C.                                     with respect to any Ordinary Course Affiliate Transaction or series of related Ordinary Course Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officer’s Certificate certifying that such Ordinary Course Affiliate Transaction complies with this covenant and that such Ordinary Course Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)          transactions exclusively between or among the Company and/or the Guarantors;

(3)          transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary of the Company, an Equity Interest in, or controls, such Person;

(4)          payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company or its Restricted Subsidiaries;

(5)          Restricted Payments that do not violate the provisions of this Indenture described under Section 5.07 hereof;

(6)          loans or advances to employees in the ordinary course of business, and in compliance with applicable law, not to exceed $1.0 million in the aggregate at any one time outstanding; and

(7)          any agreement as in effect on the Original Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders).

Section 5.12.                         Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13.                         Conduct of Business.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 5.14.                         Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary of the Company is designated as an Unrestricted  Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary so designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of the Company otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.  The determination of Fair Market Value for the foregoing purposes will be made by the Board of Directors of the Company, whose determination will be conclusive.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 5.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of Section 5.09 hereof.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company under this Indenture; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default under this Indenture would be in existence following such designation.

Section 5.15.                         Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Company will not sell, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary of the Company except:

(1)          to the Company or a wholly-owned Restricted Subsidiary of the Company;

(2)          issuances of director’s qualifying shares, or sales to foreign nationals of Equity Interests of Restricted Subsidiaries of the Company (other than Domestic Restricted Subsidiaries), to the extent required by applicable law;

(3)          if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made in accordance with Section 5.07 hereof if made on the date of such issuance or sale; or

(4)          issuances or sales of common stock of a Restricted Subsidiary of the Company, provided that the Company or such Restricted Subsidiary applies the Net Proceeds, if any, of any such issuance or sale in accordance with Section 5.10 hereof.

Section 5.16.                         Maintenance of Insurance.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

The Company and the Guarantors will maintain adequate insurance policies and will upon written request provide the Collateral Agent with evidence of such insurance coverage for public liability, property damage, product liability and business interruption with respect to their businesses and properties against loss or damage (1) of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and (2) as may be required by the Collateral Agreements.  Upon the request of the Collateral Agent, the Company and the Guarantors shall furnish to the Collateral Agent full information as to their property and liability insurance carriers.  The Collateral Agent, for the benefit of the Holders, as a class, will be named as an additional insured, with a waiver of subrogation, on all insurance policies of the Company and the Guarantors, and the Collateral Agent will be named as loss payee, with thirty (30) days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

Section 5.17.                         Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Note Documents, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.18.                         Additional Guarantees.

If the Company or any of its Restricted Subsidiaries organize, acquire or otherwise create or invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a

Guarantor, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1)          execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

(2)          execute and deliver to the Collateral Agent, amendments to the Collateral Agreements  and take such other actions as the Collateral Agent deems reasonably necessary in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Agreements, by law or as may be reasonably requested by the Collateral Agent;

(3)          take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(4)          deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Note Guarantee, and amendments to the Collateral Agreements and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 5.19.                         Anti-Layering.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms.

Section 5.20.                         Further Assurances Relating to Collateral.

The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property included as Collateral or the obligations intended to be secured by the Collateral Agreements.  The Company shall, and shall cause each of its Restricted Subsidiaries to, at their sole cost and expense, execute, acknowledge and deliver all such security documents, certificates, notices and other documents and (subject to the provisions of the Intercreditor Agreement) take such other actions as shall be reasonably required, or as the Collateral Agent or the Trustee shall reasonably request to create, perfect, protect, continue the perfection of, assure or enforce the Note Liens and benefits intended to be conferred, in each case as contemplated by the Note Documents for the benefit of the Holders.

Section 5.21.                         Real Estate Mortgages and Filings.

With respect to any fee interest in any land and the related improvements (including fixtures) thereon (individually and collectively, the “Premises”) (i) owned by the Company or a Restricted Subsidiary of the Company on the Original Issue Date and that has a Fair Market Value on such date of greater than $1.0 million or (ii) acquired by the Company or a Restricted Subsidiary of the Company after the Original Issue Date for a purchase price of greater than $1.0 million, within ninety (90) days of the Original Issue Date in the case of clause (i) above and within ninety (90) days of the acquisition thereof in the case of clause (ii) above:

(1)          the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of mortgages, each dated as of the Original Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2)          the Company shall deliver to the Collateral Agent, mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens;

(3)          the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Restricted Subsidiary, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or such Restricted Subsidiary, as applicable, of such Premises for the Company or such Restricted Subsidiary’s business as so conducted, or intended to be conducted, at such Premises at the time of delivery thereof and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(4)          the Company shall cause to be delivered to the Collateral Agent, an Opinion of Counsel that such mortgage and any other documents required to be delivered have been duly authorized, executed and delivered by the Company or such Restricted Subsidiary, as applicable, and constitute legal, valid, binding and enforceable obligations of the Company or such Restricted Subsidiary, as applicable, and such other opinions regarding the perfection of such Liens created by such mortgage in such Premises as the Collateral Agent shall reasonably request.

Section 5.22.                         Corporate Existence.

Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Company’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 5.23.                         Liquidated Damages.

If at any time Liquidated Damages become payable by the Company or the Guarantors pursuant to the Registration Rights Agreement, the Company shall promptly deliver to the Trustee an Officer’s Certificate to that effect stating (i) the amount of such Liquidated Damages that is payable and (ii) the date on which such Liquidated Damages are payable pursuant to the terms of the Registration Rights Agreement.  Unless and until a Corporate Trust Officer receives such a certificate, the Trustee may assume without inquiry that no Liquidated Damages under the Registration Rights Agreement are payable.  If the Company has paid Liquidated Damages directly to the Persons entitled to such Liquidated Damages, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

The failure by the Company to deliver such certificates shall not relieve the Company or the Guarantors in any respect of their obligation to pay such Liquidated Damages when due and owing.

ARTICLE 6.
SUCCESSORS

Section 6.01.                         Merger, Consolidation, or Sale of Assets.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation); or

(2)          sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

A.                                   if the Company or such Restricted Subsidiary is a party to such transaction, either (i) the Company or such Restricted Subsidiary is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
B.                                     if the Company or such Restricted Subsidiary is a party to such transaction, the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or such Restricted Subsidiary under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;
C.                                     immediately after such transaction, no Default or Event of Default exists;
D.                                    except to the extent waived by the FCC or as would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries, taken as a whole, the Company and its Restricted Subsidiaries have obtained all required FCC consents under the Communications Act in relation to such sale, assignment, transfer, conveyance, or other disposition; and
E.                                      the Company or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition is made (if other than the Company), will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction.

In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 6.01 will not apply to:

(1)          a merger of the Company or a Restricted Subsidiary of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)          any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries that are Guarantors.

Section 6.02.                         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries in accordance with Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which the Company or such Restricted Subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or to a “Restricted Subsidiary” or “Guarantor” shall refer instead to the successor corporation and not to the Company or such Restricted Subsidiary or Guarantor, as the case may be), and may exercise every right and power of the Company or such Restricted Subsidiary or Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or a Restricted Subsidiary or Guarantor herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale of all or substantially all assets that meets the requirements of Section 6.01 hereof.

ARTICLE 7.
DEFAULTS AND REMEDIES

Section 7.01.                         Events of Default.

Each of the following is an “Event of Default”:

(1)                default for thirty (30) days in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes;

(2)                default in the payment when due (at maturity or otherwise) of the principal or Aggregate Accreted Principal Amount of, or premium, if any, on, the Notes;

(3)                default in the Company’s obligation to deliver shares of Common Stock, cash or other property upon conversion of the Notes as required under this Indenture and such default continues for a period of five (5) days;

(4)                failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.08, 5.07, 5.09, 5.10 or 6.01 hereof;

(5)                failure by the Company or any of its Restricted Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with any of the other agreements in this Indenture or any Collateral Agreement; provided, however, that with respect to a failure by the Company to comply with Section 5.03 hereof, such period shall be ninety (90) days, rather than sixty (60) days;

(6)                default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

A.                                   is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due, or if applicable, prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
B.                                     results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)                failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(8)                (i) any revocation, cancellation or relinquishment, which action is not subject to further appeal, of the Company’s or its Restricted Subsidiaries’ (a) 24 GHz FCC Licenses covering a population equal to or greater than 5.0% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 24 GHz FCC Licenses or (b) 39 GHz licenses covering a population equal to or greater than 33 1/3% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 39 GHz licenses, with the population in each case determined by the most recent official census conducted by the U.S. government and (ii) such FCC License revocation, cancellation or relinquishment, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries taken as a whole;

(9)                the Company or any of its Restricted Subsidiaries, pursuant to or within the meaning of the Bankruptcy Code:

A.                                   commences a voluntary case;
B.                                     consents to the entry of an order for relief against it in an involuntary case;
C.                                     consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Code of it or for all or substantially all of its property;
D.                                    makes a general assignment for the benefit of its creditors; or
E.                                      generally is not paying its debts as they become due;

(10)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

A.                                   is for relief against the Company or any of its Restricted Subsidiaries in an involuntary case;
B.                                     appoints a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code of the Company or any of its Restricted Subsidiaries, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or
C.                                     orders the liquidation of the Company or any of its Restricted Subsidiaries;

(11)          any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by any Collateral Agreement or this Indenture;

(12)          the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(13)          the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 7.02.                         Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 7.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes plus any remaining amounts in the Escrow Account and Liquidated Damages, if any, will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes, plus any remaining amounts in the Escrow Account and Liquidated Damages, if any, to be due and payable immediately.  If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the Aggregate Accreted Principal Amount of such Notes.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Aggregate Accreted Principal Amount, interest or premium and Liquidated Damages, if any, that has become due solely because of the acceleration) have been cured or waived.  The Trustee may withhold from the Holders of the Notes then outstanding notice of any continuing Default or Event of Default under this Indenture if it determines that withholding notice is in their interest, except a Default or Event of Default under this Indenture relating to the payment of principal or Aggregate Accreted Principal Amount, interest or premium, if any.  Subject to the provisions of this Indenture relating to the duties of the Trustee, including, without limitation, Section 8.01 hereof, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

If an Event of Default occurs on or prior to November 15, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2010 or the requirement to pay the Designated Event Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and immediately payable, to the extent permitted by law, in an amount equal to the Designated Event Make-Whole Amount.  If an Event of Default occurs on or prior to November 15, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the requirement to pay the Conversion Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and be immediately payable, to the extent permitted by law, in an amount equal to the Conversion Make-Whole Amount.

Section 7.03.                         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or Aggregate Accreted Principal Amount, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Note Guarantees or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 7.04.                         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal or Aggregate Accreted Principal Amount of, premium or Liquidated Damages, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05.                         Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Collateral Agreements that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense.

Section 7.06.                         Limitation on Suits.

Except to enforce the right to receive payment of principal or Aggregate Accreted Principal Amount, interest or premium or Liquidated Damages, if any, on the Notes, a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(1)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 25% in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) have requested in writing that the Trustee pursue the remedy;

(3)          such Holder or Holders offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of  indemnity; and

(5)          during such sixty (60)-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07.                         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and Aggregate Accreted Principal Amount, premium and Liquidated Damages, if any, and interest on such Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 7.08.                         Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal and Aggregate Accreted Principal Amount, of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest on overdue principal and Aggregate Accreted Principal Amount and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09.                         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantors), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.                         Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:            to the Trustee (including any predecessor Trustee), the Collateral Agent, the Paying Agent, the Conversion Agent and the Registrar, their respective agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee (including any predecessor Trustee) or the Collateral Agent, the Paying Agent, the Conversion Agent or the Registrar, as the case may be, and the costs and expenses of collection;

Second:        to Holders for amounts due and unpaid on the Notes for principal and Aggregate Accreted Principal Amount, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and Aggregate Accreted Principal Amount, premium and Liquidated Damages, if any, and interest, respectively; and

Third:           to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11.                         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 8.
TRUSTEE

Section 8.01.                         Duties of Trustee.

(a)             If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Agreements and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)             Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Agreements, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Agreements, and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Agreements against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Agreements.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Agreements.

(c)             The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d)             Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e)             No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Collateral Agreements at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)              The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02.                         Rights of Trustee.

(a)             The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)             Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)             The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)             The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)             Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)              The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or discretion of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)             The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)             The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)              The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any

Person authorized to sign an Officer’s Certificate, including any Person specified as to authorized in any such certificate previously delivered and not suspended.

Section 8.03.                         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04.                         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Agreements or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, the Collateral Agreements or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05.                         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within ninety (90) days after it occurs.  Except in the case of a Default or Event of Default in payment of principal or Aggregate Accreted Principal Amount, of, premium or Liquidated Damages, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06.                         Reports by Trustee to Holders of the Notes.

Within sixty (60) days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07.                         Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the Trustee, including for any Agent capacity in which it acts.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any and all losses, liabilities, damages, claims or expenses incurred by it, including in any Agent capacity in which it acts, arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08.                         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section 8.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(1)          the Trustee fails to comply with Section 8.10 hereof;

(2)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(3)          a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code or public officer takes charge of the Trustee or its property; or

(4)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is appointed and does not take office within thirty (30) days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.   Within one year after the successor Trustee appointed by the Company or a court pursuant to this Section 8.08 takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace such successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09.                         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such successor corporation shall otherwise be eligible and qualified under this Article 8.

Section 8.10.                         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 8.11.                         Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 8.12.                         Powers of Trustee Subject to Communications Act.

All powers of the Trustee under this Indenture, in its capacity as trustee of this Indenture, are subject to applicable provisions of the Communications Act, including, without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses, to the extent that such requirements are applicable.

Section 8.13.                         Trustee as Paying Agent, Conversion Agent, Registrar and Collateral Agent.

References to the Trustee in Sections 8.01, 8.02, 8.03, 8.04, 8.07, 8.08, 8.09 and 8.12 hereof shall include the Trustee in its role as Paying Agent, as Conversion Agent, as Registrar and as Collateral Agent.

ARTICLE 9.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01.                         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes and the Note Guarantees upon compliance with the conditions set forth below in this Article 9.

Section 9.02.                         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, which Notes and Note Guarantees shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees, the Collateral Agreements and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal and Aggregate Accreted Principal Amount of, and premium, Liquidated Damages and interest, if any, on, such Notes when such payments are due from the trust described under Section 9.04(1) hereof; (b) the rights of Holders of outstanding Notes to convert such Notes as provided by Article 4 hereof; (c) the Company’s and Guarantors’ obligations with respect to such Notes and Note Guarantees under Article 2 and Section 5.02 hereof; (d) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and (e) this Article 9.  Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03.                         Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their respective obligations under the covenants contained in Sections 5.07 through 5.19 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(4) through 7.01(6) hereof shall not constitute Events of Default.

Section 9.04.                         Conditions to Legal or Covenant Defeasance.

The following shall be conditions to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)          the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal and Aggregate Accreted Principal Amount of, and interest and remium and Liquidated Damages, if any, on, the outstanding Notes on the stated date for payment thereof;

(2)          in the case of an election under Section 9.02 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of an election under Section 9.03 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Section 7.01(9) or 7.01(10) hereof is concerned, at any time in the period ending on the ninety-first (91st) day after the date of deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Guarantor is a party or by which the Company or a Guarantor is bound;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument

(other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)          the Company will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company and its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company and its Subsidiaries or others; and

(7)          the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance have been complied with.

Section 9.05.                         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and Aggregate Accreted Principal Amount, premium and Liquidated Damages, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this Article 9.

Section 9.06.                         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal and Aggregate Accreted Principal Amount of, and interest or premium and Liquidated Damages, if any, on, any Note and remaining unclaimed for two years after such principal and Aggregate Accreted Principal Amount, and interest or premium and Liquidated Damages, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07.                         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal or Aggregate Accreted Principal Amount of, premium or Liquidated Damages, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01.                  Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees without the consent of any Holder:

(1)          to cure any ambiguity, defect or inconsistency;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)          to provide for the assumption of the obligations of the Company or any Guarantor to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets in accordance with the provisions of this Indenture;

(4)          to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of this Indenture governing such release and termination;

(5)          to add any Note Guarantee or to secure the Notes or any Note Guarantee;

(6)          to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees or any Collateral Agreement of any Holder;

(7)          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(8)          to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or

(9)          to provide for a successor trustee in accordance with the provisions of this Indenture.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02.                  With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal and Aggregate Accreted Principal Amount of, premium and Liquidated Damages, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Collateral Agreement or the Notes and Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any)

voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes, the Note Guarantees or any Collateral Agreement unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantees or Collateral Agreement or waiver.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent under this Indenture, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding; provided, however, that no Holder shall be deemed to be directly or indirectly controlling or controlled by or under direct or indirect common control with the Company solely by reason of ownership of such Notes.  A change in a defined term used in this Section 10.02 shall be deemed to be a change to this Section 10.02.

Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance by the Company, the Guarantors or the Trustee in a particular instance with any provision of this Indenture, any Collateral Agreement, the Notes or the Note Guarantees.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)          reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)          reduce the principal or Aggregate Accreted Principal Amount of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(3)          reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)          waive a Default or Event of Default in the payment of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(5)          make any Note payable in money other than that stated in the Notes;

(6)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes;

(7)          release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements;

(8)          waive a redemption payment or mandatory redemption with respect to any Notes;

(9)          adversely affect the conversion rights of the Holders set forth in Article 4 hereof;

(10)    release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(11)          make any change in Section 7.04 or 7.07 hereof or in the preceding provisions relating to amendment, supplement and waiver.

Section 10.03.                  Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Notes, the Note Guarantees or the Collateral Agreements shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 10.04.                  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05.                  Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantees) that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06.                       Trustee to Sign Amendments, etc.

The Trustee or the Collateral Agent, as applicable, shall sign any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable.  The Company and Guarantors may not sign an amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees until the Board of Directors of the Company or the Guarantor, as applicable, approves it.  In executing any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees is authorized or permitted by this Indenture.

ARTICLE 11.
COLLATERAL AND SECURITY

Section 11.01.                  Collateral Agreements.

(a)             The due and punctual payment of the principal of and interest, if any, on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Note Guarantees and the Collateral Agreements, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Agreements.  Each Holder, by its acceptance thereof, consents and agrees to the terms of the Collateral Agreements and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs each of the Collateral Agent and the Trustee, as the case may be, to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company and the Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to any Collateral Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or that the Collateral Agent from time to time may request, or as may be required by the provisions of any Collateral Agreement, to assure and confirm to the Trustee and the Collateral Agent that the Collateral Agent holds, for the benefit of itself, the Trustee and the Holders, duly created and perfected Note Liens upon the Collateral (including any After-Acquired Property), in each case, as contemplated hereby, by any Collateral Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed.  The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee or the Collateral Agent, any and all actions reasonably required to cause the Collateral Agreements to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral and the Escrow Account, in favor of the Collateral Agent and the Trustee, as the case may be, for the benefit of the Collateral Agent, the Trustee and the Holders and other Indebtedness subject to the Collateral Agreements superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.  The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of itself, the Trustee and the Holders, in each case pursuant to the terms of the Collateral Agreements and the Intercreditor Agreement.

(b)             The Company and the Guarantors agree to record and file, at its or their own expense, financing statements (and continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the Note Liens, and deliver a file stamped copy of each such financing statement or other evidence of filing to the Trustee and the Collateral Agent, promptly.  Neither the Trustee nor the Collateral Agent shall be under any obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection therewith.

(c)             The Company and the Guarantors shall pledge as additional Collateral all After-Acquired Property, subject to Permitted Liens.  The Company and the Guarantors shall also use all commercially reasonable efforts to ensure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or After-Acquired Property being excluded from the Collateral.

(d)             The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Agreements and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of the Collateral Agreements in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Collateral Agreements and the Intercreditor Agreement and actions that may be taken thereunder.

Section 11.02.                  Recording and Opinions.

(a)             At the time of execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee Opinion(s) of Counsel substantially in the form of the Opinion of Counsel delivered on the Original Issue Date to the Initial Purchasers of the Notes (or the Trustee shall be permitted to rely on such Opinion(s) of Counsel).

(b)             Promptly but in no event later than thirty (30) days after the execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee Opinion(s) of Counsel required by TIA Section 314(b)(1) and thereafter Opinion(s) of Counsel required by TIA Section 314(b)(2).

(c)             The Company shall otherwise comply with the provisions of TIA §314(b).

Section 11.03.                  Agreements Requiring Application of Proceeds of Collateral.

Neither the Company nor any of its Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any debt of any Person, other than as permitted by this Indenture, the Notes, the Note Guarantees, the Collateral Agreements and the Intercreditor Agreement.

Section 11.04.                  Release of Collateral.

(a)             Subject to subsections (b), (c), (d) and (e) of this Section 11.04, Collateral shall automatically be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby.  In addition, upon the request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale (at the sole cost and expense of the Company and without any recourse, representation or warranty), the Trustee or the Collateral Agent, as the case may be, shall release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company shall apply the Net Proceeds in accordance with Section 5.10 hereof.  Upon receipt of such Officer’s Certificate and Opinion of Counsel, the Collateral Agent shall, at the sole cost and expense of the Company and without recourse, representation or warranty, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

(b)             The Note Liens upon the Collateral will no longer secure the Notes or any other Note Obligations, and the right of the Holders to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged automatically:

(i)            upon satisfaction and discharge of this Indenture as set forth under Article 13 hereof;

(ii)           upon a Legal Defeasance or Covenant Defeasance of the Notes under this Indenture as set forth under Article 9 hereof;

(iii)          upon payment in full and discharge of all Notes outstanding under this Indenture and all Note Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(iv)          in whole or in part, with the consent of the Holders in accordance with the provisions of this Indenture described under Article 10 hereof; or

(v)           to the extent not otherwise terminated and discharged, with respect to any asset that is or becomes an Excluded Asset.

(c)             No Collateral shall be released from the Liens and security interest created by the Collateral Agreements pursuant to the provisions of the Collateral Agreements unless (i) there shall have been delivered to the Collateral Agent the Officer’s Certificate and Opinion of Counsel required by this Section 11.04 and (ii) the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the TIA.  In connection with any release of Collateral, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.  Upon the payment in full of all Note Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the request and sole cost and expense of the Company, deliver a certificate to the Collateral Agent stating that such Note Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Agreements.

(d)             At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Agreements shall be effective as against the Holders.

(e)             The release of any Collateral from the terms of this Indenture and the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.  To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Agreements, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 11.05.                  Certificates of the Company.

The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to any Collateral Agreements, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d).  The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 11.06.                  Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Collateral Agreements and has delivered the certificates and documents required by the Collateral Agreements and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.05 hereof, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 11.07.                  Authorization of Actions to Be Taken by the Trustee Under the Collateral Agreements.

Subject to the provisions of Section 8.01 and 8.02 hereof, and to the Collateral Agreements and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of the terms of the Collateral Agreements and the Intercreditor Agreement and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the Obligations of the Company and the Guarantors hereunder and thereunder.  Subject to the provisions of the Collateral Agreements and the Intercreditor Agreement, the Trustee and the Collateral Agent shall each have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Agreements, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Collateral Agent or the Trustee).

Section 11.08.                  Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.09.                  Relative Rights.

Nothing in the Note Documents will:

(1)          impair, as between the Company and the Holders, the Company’s obligations to pay the principal of, premium, if any, and interest on (including Liquidated

Damages, if any), the Notes in accordance with the terms of the Notes or any of the Company’s other obligations or any Guarantor’s obligations;

(2)          affect the relative rights of Holders as against any of the Company’s or the Guarantors’ other creditors (other than holders of Working Capital Facility Liens and Pari Passu Indebtedness Liens);

(3)          restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);

(4)          restrict or prevent any Holder, the Trustee or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreement; or

(5)          restrict or prevent any Holder, the Trustee or the Collateral Agent from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the Intercreditor Agreement.

Section 11.10.                  Limitation on Duty of Trustee and Collateral Agent as to Collateral; Indemnification.

(a)             Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its or their possession if the Collateral is accorded treatment substantially equal to that which it or they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b)             Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Note Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its or their part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, as applicable, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Note Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)             The Company shall indemnify the Collateral Agent as set forth in the Collateral Agreements.

ARTICLE 12.
NOTE GUARANTEES

Section 12.01.                  Guarantee.

Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal and Aggregate Accreted Principal Amount of, premium and Liquidated Damages and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on the overdue principal and Aggregate Accreted Principal Amount of and premium and Liquidated Damages and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 hereof.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the extent permitted by applicable law, each Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

To the extent permitted by applicable law, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, to the extent permitted by applicable law (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 12.02.                  Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.                  Execution and Delivery of Note Guarantee.

To evidence the Note Guarantee set forth in Section 12.01 hereof, each Guarantor agrees that a notation of such Note Guarantee substantially in the form of Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Restricted Subsidiary after the date of this Indenture, if required by Section 5.18 hereof, the Company and the Guarantors will cause such Domestic Restricted Subsidiary to comply with the provisions of Section 5.18 hereof and this Article 12, to the extent applicable.

Section 12.04.                  Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of this Indenture applicable thereto, including Section 5.10 and Article 6 hereof.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including Section 5.10 and Article 6 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be release and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal and Aggregate Accreted Principal Amount of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13.
satisfaction and discharge

Section 13.01.                  Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes issued hereunder, when:

(1)          either:

A.                         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

B.                           all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination therof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and Aggregate Accreted Principal Amount, interest and premium and Liquidated Damages, if any, to the date of maturity or redemption;

(2)          no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)          the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes and the Note Guarantees; and

(4)          the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the provisions of Section 13.02 and Section 9.06 hereof shall survive.  Further, the Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 hereof, upon a satisfaction and discharge in accordance with the provisions described in this Section 13.01.

Section 13.02.                  Application of Trust Money.

Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and Aggregate Accreted Principal Amount (and premium and Liquidated Damages, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal and Aggregate Accreted Principal Amount of, premium and Liquidated Damages, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

Section 14.01.                  Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.  If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

Section 14.02.                  Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107
Fax: 415-659-0007
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Fax: 713-238-7111
Attention:  W. Mark Young, Esq.

If to the Trustee and/or Collateral Agent:

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, TX 75202-2812
Fax:  214-777-4086
Attention:  Patrick T. Giordano

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03.                  Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04.                  Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or a Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:

(a)           an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05.                  Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(1)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06.                  Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07.                  No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, this Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08.                  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09.                  No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10.                  Successors.

All agreements of the Company in this Indenture  and the Collateral Agreements and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture and the Collateral Agreements shall bind its successors.  All agreements of each Guarantor in this Indenture and the Collateral Agreements shall bind its successors, except as otherwise provided by Section 12.04.

Section 14.11.                  Severability.

In case any provision in this Indenture, the Notes or a Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12.                  Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13.                  Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors and assigns hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.14.                  Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of November 9, 2006

FiberTower Corporation

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

FiberTower Network Services Corp.

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

FiberTower Solutions Corporation

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

ART Leasing Corporation

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

ART Leasing, Inc.

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

Teligent Services Acquisition, Inc.

By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

Wells Fargo Bank, National Association,as Trustee

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

Exhibit A

[Face of Note]

CUSIP____________

9.00% Convertible Senior Secured Notes due 2012

No. ___	$____________
(principal amount)

FiberTower Corporation

promises to pay to

or registered assigns,

the Aggregate Accreted Principal Amount of this Note

on November 15, 2012.

Interest Payment Dates:  May 15 and November 15

Record Dates:  May 1 and November 1

Issue Date:

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FiberTower Corporation

By:
          Name:
          Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

Wells Fargo Bank, National Association,
  as Trustee

By:
        Name:
        Title:

[Back of Note]

9.00% Convertible Senior Secured Notes due 2012

THIS DEBT INSTRUMENT HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE TREASURY REGULATIONS THEREUNDER.  CONTACT THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT 415-659-3500 FOR THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT.

 [Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.  INTEREST.  FiberTower Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.00% per annum from                                                              until maturity, and shall pay any Liquidated Damages payable pursuant to the Indenture, this Note and Section 7 of the Registration Rights Agreement referred to in the Indenture.

The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 15, 2007; and provided, further, that if no Default has occurred or is continuing, then on any or all of the next four Interest Payment Dates after the fourth Interest Payment Date, the Company may elect to make payments of interest on this Note in Additional Notes in a principal amount equal to the amount of interest payable on such Interest Payment Date; provided, further, that if the Company elects to make any interest payment in Additional Notes, (1) the interest rate applicable to this Note for the period to which such interest payment relates shall be 2.0% higher than the interest rate otherwise payable hereon on such Interest Payment Date, (2) the Company shall deliver to the Trustee and to the Holders, at least twenty (20) days prior to the record date for such Interest Payment Date, a written notice setting forth the extent to which such interest payment will be made in the form of Additional Notes, and (3) the Company shall deliver to the Trustee, no later than one Business Day prior to such Interest Payment Date, an order to authenticate and deliver such Additional Notes.  Thereafter interest on this Note will only be payable in cash.  Any Additional Note will be identical to this Note, except that interest on an Additional Note will begin to accrue from the date it is issued.

Pursuant to the Escrow Agreement, the Company has deposited in the Escrow Account cash or Government Securities that, upon maturity, will be equal to the amount  sufficient for the Company to fully pay the initial four interest payments when due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal or Aggregate Accreted Principal Amount, if any, at the rate equal to 1.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest will be computed on the basis of a 360 day year of twelve 30 day months.

2.  METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the May 1 or November 1, as the case may be, preceding the applicable Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal or Aggregate Accreted Principal Amount, if any, of, premium and Liquidated Damages, if any, and interest on, the Notes at the office or agency of the Paying Agent maintained for such purpose by the Company, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal or Aggregate Accreted Principal Amount of, and interest and premium and Liquidate Damages, if any, on, all Notes, the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of The United States of America as at the time of payment is legal tender for payment of public and private debts.

3.  PAYING AGENT, CONVERSION AGENT, AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, as the Trustee under the Indenture, will act as Paying Agent, Conversion Agent and Registrar.  The Company may change any Paying Agent, Conversion Agent or Registrar without notice to the Holders.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4.  INDENTURE AND COLLATERAL AGREEMENTS.  The Company issued the Notes under an Indenture, dated as of November 9, 2006 (the “Indenture”), among the Company, the Guarantors party thereto and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and to the Trust Indenture Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Initial Notes are secured obligations of the Company limited to $402.5 million in aggregate principal amount.  The Notes are secured as provided in the Collateral Agreements referred to in the Indenture.

5.  OPTIONAL REDEMPTION.  The Notes are not redeemable at the Company’s option prior to November 15, 2010.  The Company may redeem the Notes, at its option, in whole or in part at any time on or after November 15, 2010, upon not less than thirty (30) nor more than sixty (60) days’ notice, at 100% of the Aggregate Accreted Principal Amount, together with accrued and unpaid interest, including Liquidated Damages, if any, thereon, up to the redemption date; provided that for twenty (20) of the preceding thirty (30) consecutive Trading Days, the Common Stock has had (1) a Closing Sale Price at least equal to 1.50 times the then effective Conversion Price and (2) a daily trading volume for each such Trading Day, when multiplied by the Closing Sale Price for such Trading Day, which equals at least $8.0 million.  For so long as at least $215.0 aggregate principal amount of the Notes remains outstanding, the Company may not redeem more than 50% of the then outstanding principal amount of Notes in any ninety (90)-day period.

6.  REDEMPTION AT MATURITY.  Unless previously redeemed or converted, the Company will redeem the Notes at 125.411% of their principal amount on November 15, 2012.

7.  MANDATORY REDEMPTION.  Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes until maturity.

8.  REPURCHASE AT OPTION OF HOLDER UPON A DESIGNATED EVENT.  If there shall occur a Designated Event at any time prior to the maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, for cash on a date designated by the Company (the “Designated Event Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Designated Event Notice for such Designated Event at a repurchase price equal to 101% of the Aggregate Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the Designated Event Repurchase Date.  Notwithstanding the foregoing, if a Designated Event Repurchase Date falls after an interest payment record date but on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, and Liquidated Damages, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding record date.  Notwithstanding the foregoing, no Notes may be surrendered for repurchase pursuant to Section 3.08 of the Indenture in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

If the Company or any Restricted Subsidiary of the Company consummates any Asset Sale, within five (5) days of each date when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer pursuant to Section 5.10 of the Indenture to all Holders and all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds in accordance with the procedures set forth in Section 3.09 of the Indenture.  The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Aggregate Accreted Principal Amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are purchased, with the balance of the purchase price payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the Aggregate Accreted Principal Amount of Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

9.  CONVERSION.  Subject to and upon compliance with the provisions of Article 4 of the Indenture, at the option of the Holder thereof, any portion of the principal amount of this Note that is an integral multiple of $1,000 may be converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate, determined as provided in the Indenture, in effect at the time of conversion.  The Holder may surrender Notes for conversion at the applicable Conversion Rate at any time after ninety (90) days from the Original Issue Date until the close of business on the Business Day immediately preceding the final maturity date of the Notes.

Upon surrendering any Note for conversion, the Holder of such Note shall receive, in respect of each $1,000 principal amount of Notes: shares of Common Stock at an initial conversion rate of 120.627 shares per $1,000 principal amount of Notes (the “Conversion Rate”), which is based upon an initial Conversion Price of approximately $8.29 per share.  If a Holder converts a Note on any date when the Company is required to pay Liquidated Damages, the Conversion Rate will be multiplied by 103%.  The Conversion Rate (and Conversion Price) are subject to adjustment as described in the Indenture.

If a Holder receives shares of Common Stock upon conversion of a Note, such Holder will also receive the associated rights under any stockholder rights plan that the Company may adopt, whether or not the rights have separated from the Common Stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

To convert a Note, a Holder must comply with the procedures for conversion set out in Section 4.03 of the Indenture.  A Holder may convert a portion of a Note equal to $1,000 or any integral multiple thereof.

In order to exercise the conversion right: (1) the Holder of any Definitive Note to be converted must (i) complete and manually sign a notice of conversion substantially in the form set forth on the reverse of this Note (the “Conversion Notice”), (ii) deliver the Conversion Notice and the Definitive Note (and the Certificate of Conversion & Restricted Transfer, if applicable) to the Conversion Agent and the Company, and (iii) if required, furnish appropriate endorsements and transfer documents; or (2) the holder of beneficial interests in any Global Note to be converted must comply with the Applicable Procedures to cause the beneficial interests in such Global Note to be delivered to the Conversion Agent.  In the case of either (1) or (2), the Holder of a Definitive Note or holder of beneficial interests in a Global Note will, if required, pay all transfer or similar taxes and, if required pursuant to Section 4.03(b) of the Indenture, pay funds equal to the interest payable on the next Interest Payment Date.

The date on which a Holder of a Definitive Note or holder of a beneficial interest in a Global Note completes the requirements of Section 4.03(a) of the Indenture shall be deemed to be the date of conversion (the “Conversion Date”) for purposes of Article 4 of the Indenture.  On and after the Conversion Date, the conversion by such Holder or holder, as set forth in the Conversion Notice, shall become irrevocable.

In case of a transaction described in clause (3) of the definition of Fundamental Change in the Indenture, solely upon receipt by the Conversion Agent of any Holder’s Conversion Notice on or subsequent to the effective date of such Fundamental Change and prior to the forty-fifth (45th) day following such effective date (or, if earlier and to the extent applicable, the close of business on the second Business Day immediately preceding the Designated Event Repurchase Date (as specified in the Designated Event Notice)), the Company shall pay such Holder a make-whole premium within twenty (20) days after the consummation of such Designated Event.  This make-whole premium will be equal to the present value on the effective date of such Fundamental Change of all required interest payments on the Notes as if paid in cash from the effective date of such Fundamental Change through November 15, 2010 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield (the “Designated Event Make-Whole Amount”).  Holders will only be eligible to receive the Designated Event Make-Whole Amount, unless otherwise converting under the voluntary conversion provision described in Article 4 of the Indenture and eligible for the Conversion Make-Whole Amount described in Section 4.10 of the Indenture, if the Closing Sale Price of the Common Stock immediately following the announcement of such Fundamental Change is equal to or greater than the Closing Sale Price of the Common Stock on the Original Issue Date and less than three times the Closing Sale Price of the Common Stock on the Original Issue Date. Such payment shall include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are converted in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in (1) cash, (2) shares of Common Stock at a 5.0% discount to the Current Market Price; provided that the issuance of shares of Common Stock in payment of this make-whole premium will be subject to the Nasdaq Marketplace rules, which may require shareholder approval in certain circumstances, (3) the consideration received triggering such Designated Event, or (4) a combination of cash, shares and such consideration.

In the event a Holder elects to exercise its right to convert its Notes pursuant to Article 4 of the Indenture, and such election occurs prior to November 15, 2009, such Holder shall be entitled to receive, in addition to any shares of Common Stock, securities, cash and other property such Holder is entitled to receive upon conversion, a make-whole premium.  This amount will consist of the present value of all required interest payments on the Notes as if paid in cash from the Conversion Date through November 15, 2009 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield determined on the Conversion Date (the “Conversion Make-Whole Amount”), provided that the Conversion Make-Whole Amount shall in no event be greater than $130.277 per $1,000 principal amount of Notes so converted prior to such date.  The Company shall have thirty (30) days from the Conversion Date to pay the Conversion Make-Whole Amount.  Such payment of the Conversion Make-Whole Amount shall include the Holder’s Pro Rata Amount of the amounts in the Escrow Account with respect to such Holder’s Notes that are converted in the event of conversion prior to November 15, 2008, with the balance of the payment payable, at the Company’s option, in cash, shares of Common Stock or a combination of cash and shares, provided that the issuance of shares of Common Stock in payment of this Conversion Make-Whole Amount will be subject to the Nasdaq Marketplace rules, which may require stockholder approval in certain circumstances.  Any such shares of Common Stock will be valued at a 5.0% discount to the Current Market Price.

In the case of any consolidation or merger of the Company with or into any other Person, any merger of another Person with or into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any conveyance, sale or transfer of all or substantially all of the assets of the Company, the Company or the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall notify the Trustee and the Holders at least ten (10) days prior to the record date for such transaction, or if there is no record date, at least ten (10) Trading Days prior to the anticipated effective date for such transaction.  The Company, or such successor, purchasing or transferee corporation, as the case may be, as a condition precedent to such consolidation, merger, conveyance, sale or transfer, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right thereafter to convert Notes only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale or transfer by a holder of the number of shares of Common Stock into which such Notes might have been converted immediately prior to such consolidation, merger, conveyance, sale or transfer.  Such supplemental indenture shall provide for adjustments of the Conversion Rate and Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate and Conversion Price provided for in Article 4 of the Indenture.  If, in the case of any such consolidation, merger, conveyance, sale or transfer, the securities, cash and other property receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a Person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, conveyance or sale, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing.

Notwithstanding any other provision of this Note or the Indenture, in no event will the Company issue more than an aggregate of 28,767,197 shares of Common Stock upon conversion of the Notes and in payment of any make-whole premium obligations unless the Company has previously received stockholder approval for issuances of shares of Common Stock in excess of that number of shares in accordance with, and to the extent required by, the Nasdaq Marketplace rules, and any Holder who would otherwise be entitled to receive shares of Common Stock upon such conversion of the Notes in excess of such number shall instead be entitled to receive cash in an amount equal to the Current Market Price in lieu of each share that such Holder would otherwise be entitled to receive in excess of such number.  If the Company obtains stockholder approval for issuances of shares of Common Stock in excess of such number, to the extent required by the Nasdaq Marketplace rules, the Company will have the option to either pay Holders cash or issue shares of Common Stock upon such conversions and payments of make-whole premiums.

10.  NOTICE OF REDEMPTION.  At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 9 or 13 of the Indenture.  Notes in denominations larger than $1,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased.  On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

11.  DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Neither the Company nor the Registrar will be required to (1) issue, register the transfer of or exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of selection, (2) register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (3) register the transfer of or exchange a Note between a record date and the next succeeding interest payment date.

12.  PERSONS DEEMED OWNERS.  The Holder of a Note may be treated as its owner for all purposes.

13.   AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions in Section 10.02 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, any Collateral Agreement, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and, subject to Sections 7.04 and 7.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal and Aggregate Accreted Principal Amount of, premium and Liquidated Damages, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, any Collateral Agreement or the Notes and Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver under Section 10.02 of the Indenture may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal or Aggregate Accreted Principal Amount of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes; (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (4) waive a Default or Event of Default in the payment of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes; (7) release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements; (8) waive a redemption payment or mandatory redemption with respect to any Notes; (9) adversely affect the conversion rights of the Holders set forth in Article 4 of the Indenture; (10) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (11) make any change in Section 7.04 or 7.07 of the Indenture or in the provisions relating to amendment, supplement and waiver in the Indenture.

Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, any Collateral Agreement, the Notes and the Note Guarantees: (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of the obligations of the Company or any Guarantor to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets in accordance with the provisions of the Indenture; (4) to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the Indenture governing such release and termination; (5) to add any Note Guarantee or to secure the Notes or any Note Guarantee; (6)  to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture, the Notes, the Note Guarantees or any Collateral Agreement of any Holder; (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or (9) to provide for a successor trustee in accordance with the provisions of the Indenture.

14.   DEFAULTS AND REMEDIES.  Each of the following is an event of default:  (1) default for thirty (30) days in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes; (2) default in the payment when due (at maturity or otherwise) of the principal or Aggregate Accreted Principal Amount of, or premium, if any, on, the Notes; (3) default in the Company’s obligation to deliver shares of Common Stock, cash or other property upon conversion of the Notes as required under the Indenture and such default continues for a period of five (5) days; (4) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.08, 5.07, 5.09, 5.10 or 6.01 of the Indenture; (5) failure by the Company or any of its Restricted Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with any of the other agreements in the Indenture or any Collateral Agreement; provided, however, that with respect to a failure by the Company to comply with Section 5.03 of the Indenture, such period shall be ninety (90) days, rather than sixty (60) days; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (i) is caused by a Payment Default or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of sixty (60) days; (8) (i) any revocation, cancellation or relinquishment, which action is not subject to further appeal, of the Company’s or its Restricted Subsidiaries’ (A) 24 GHz FCC Licenses covering a population equal to or greater than 5.0% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 24 GHz FCC Licenses or (B) 39 GHz licenses covering a population equal to or greater than 33 1/3% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 39 GHz licenses, with the population in each case determined by the most recent official census conducted by the U.S. government and (ii) such FCC License revocation, cancellation or relinquishment, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries taken as a whole; (9) the Company or any of its Restricted Subsidiaries, pursuant to or within the meaning of the Bankruptcy Code (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Code of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due; (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that (i) is for relief against the Company or any of its Restricted Subsidiaries in an involuntary case, (ii) appoints a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code of the Company or any of its Restricted Subsidiaries, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries, or (iii) orders the liquidation of the Company or any of its Restricted Subsidiaries; (11) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by any Collateral Agreement or the Indenture; (12) the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or (13) the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

In the case of an Event of Default specified in clause (9) or (10) above, with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes plus any remaining amounts in the Escrow Account and Liquidated Damages, if any, will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes, plus any remaining amounts in the Escrow Account and Liquidated Damages, if any, to be due and payable immediately.  If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the Aggregate Accreted Principal Amount of such Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.   Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or the Collateral Agreements that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Aggregate Accreted Principal Amount, interest or premium and Liquidated Damages, if any, that has become due solely because of the acceleration) have been cured or waived.  The Trustee may withhold from the Holders of the Notes then outstanding notice of any continuing Default or Event of Default under the Indenture if it determines that withholding notice is in their interest, except a Default or Event of Default under the Indenture relating to the payment of principal or Aggregate Accreted Principal Amount, interest or premium, if any.  Subject to the provisions of the Indenture relating to the duties of the Trustee, including, without limitation, Section 8.01 of the Indenture, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

If an Event of Default occurs on or prior to November 15, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2010 or the requirement to pay the Designated Event Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and immediately payable, to the extent permitted by law, in an amount equal to the Designated Event Make-Whole Amount.  If an Event of Default occurs on or prior to November 15, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the requirement to pay the Conversion Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and be immediately payable, to the extent permitted by law, in an amount equal to the Conversion Make-Whole Amount.

The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each obligor under the Notes and the Indenture has kept, observed, performed and fulfilled its obligations under the Note Documents, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in the Note Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, Aggregate Accreted Principal Amount, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

15.  UNCLAIMED MONEY.   Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal and Aggregate Accreted Principal Amount of, and interest or premium and Liquidated Damages, if any, on, any Note and remaining unclaimed for two years after such principal and Aggregate Accreted Principal Amount, and interest or premium and Liquidated Damages, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

16.  TRUSTEE DEALINGS WITH COMPANY.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 8.10 and 8.11 of the Indenture.

17.  NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

18.  AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.   ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.   CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption or repurchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.  GOVERNING LAW.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement, the Escrow Agreement and any Collateral Agreement.  Requests may be made to:

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107
Attention:  Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box:  ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000):  $                                .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*                                         The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs:  (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Company pursuant to Section 3.08 or Section 3.09 of the Indenture, check the appropriate box below:

☐  Section 3.08                                   ☐  Section 3.09

If you want to elect to have only part of the Note repurchased by the Company pursuant to Section 3.08 or Section 3.09 of the Indenture, state the amount you elect to have repurchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, TX 75202-2812

Re:          9.00% Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of November 9, 2006 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Notes[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐            Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.             ☐            Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period under Regulation S, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.             ☐            Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐            such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐            such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)           ☐            such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)           ☐            such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit F to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.             ☐            Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)           ☐            Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐            Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐            Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive

Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.  The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)               ☐         a beneficial interest in the:

(i)                 ☐               144A Global Note (CUSIP _________), or

(ii)              ☐               Regulation S Global Note (CUSIP _________), or

(iii)           ☐               IAI Global Note (CUSIP _________); or

(b)              a Restricted Definitive Note.

2.  After the Transfer the Transferee will hold:

[CHECK ONE]

(a)               a beneficial interest in the:

(i)                 ☐               144A Global Note (CUSIP _________), or

(ii)              ☐               Regulation S Global Note (CUSIP _________), or

(iii)           ☐               IAI Global Note (CUSIP _________); or

(iv)          ☐               Unrestricted Global Note (CUSIP _________); or

(b)              ☐         a Restricted Definitive Note; or

(c)               ☐         an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, TX 75202-2812

Re:          9.00% Convertible Senior Secured Notes due 2012

(CUSIP ____________)

Reference is hereby made to the Indenture, dated as of November 9, 2006 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.             Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐            Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities

Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Exhibit D

FORM OF CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, TX 75202-2812

Re:          9.00% Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of November 9, 2006 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns, and proposes to exercise its right of conversion pursuant to Article 4 of the Indenture with respect to the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests, and to request that the shares of Common Stock issuable upon such conversion (the “Shares”) be registered in the name of or issued to ___________________________ (the “Transferee”), as further specified in Annex A hereto (such transaction, the “Conversion & Transfer”). In connection with the Conversion & Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐            Check if Transferee will take delivery of Shares pursuant to Rule 144A. The Conversion & Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Shares to be issued upon conversion are being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Shares for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Conversion & Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will be subject to the restrictions on transfer enumerated in the Private Placement Legend set forth in the Indenture and the Securities Act.

2.             ☐            Check and complete if Transferee will take delivery of the Shares pursuant to any provision of the Securities Act other than Rule 144A. The Conversion & Transfer is being effected in compliance with the transfer restrictions set forth in Section 2.06 of the Indenture and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐            such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐            such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)           ☐            such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

3.             ☐            Check if Transferee will take delivery of Unrestricted Shares.

(a)           ☐            Check if Conversion & Transfer is pursuant to Rule 144. (i) The Conversion & Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐            Check if Conversion & Transfer is Pursuant to Other Exemption. (i) The Conversion & Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notess and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER

1.  The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)               ☐         a beneficial interest in the:

(i)                 ☐               144A Global Note (CUSIP _________), or

(ii)              ☐               Regulation S Global Note (CUSIP ), or

(iii)           ☐               IAI Global Note (CUSIP); or

(b)              ☐         a Restricted Definitive Note.

2.  After the Transfer the Transferee will hold:

[CHECK ONE]

(a)               ☐         a beneficial interest in the:

(i)                 ☐               144A Global Note (CUSIP _________), or

(ii)              ☐               Regulation S Global Note (CUSIP _________), or

(iii)           ☐               IAI Global Note (CUSIP _________), or

(iv)          ☐               Unrestricted Global Note (CUSIP _________); or

(b)              ☐         a Restricted Definitive Note; or

(c)               ☐         an Unrestricted Definitive Note.

in accordance with the terms of the Indenture.

(Name)

(Address)

Social Security or other Identification Number, if any.

Exhibit E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of November 9, 2006 (the “Indenture”), among FiberTower Corporation, (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal or Aggregate Accreted Principal Amount of, premium and Liquidated Damages, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal or Aggregate Accreted Principal Amount of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name Of Guarantor(s)]

By:
Name:
Title:

E-1

Exhibit F

FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, TX 75202-2812

Re:          9.00% Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of November 9, 2006 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a)           ☐            a beneficial interest in a Global Note, or

(b)           ☐            a Definitive Note,

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that is purchasing for its own account or for the account of such an institutional “accredited investor” for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee and to the Company a signed letter

F-1

substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from the Company in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to the Trustee and the Company such certifications, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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Exhibt G

FORM OF INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of [__________ ___, _____], is entered into by and among [WORKING CAPITAL FACILITY COLLATERAL AGENT], a [____________], in its capacity as [administrative agent/collateral agent] under the Working Capital Facility Agreement (as hereinafter defined) for the lenders who are party from time to time thereto (in such capacity, together with its successors and assigns in such capacity, the “Working Capital Facility Collateral Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Indenture (as hereinafter defined) for the Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Trustee”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Noteholder Collateral Agreement (as hereinafter defined) for the benefit of the Trustee and the Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and the [administrative/collateral agent] under the Pari Passu Indebtedness Documents (as hereinafter defined) which becomes a party hereto by executing and delivering a Joinder Agreement (in such capacity, together with its successors and assigns in such capacity, the “Pari Passu Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Company (as hereinafter defined), the Guarantors (as hereinafter defined) and the Trustee have entered into the Indenture, dated as of November 9, 2006, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Indenture”) governing the 9.00% Convertible Senior Secured Notes due 2012 (such notes, including the Initial Notes and any Additional Notes (each, as defined below) the “Notes”) issued by the Company to the Noteholders (the “Noteholders”);

WHEREAS, after the date of the Indenture, the Company, certain lenders and the Working Capital Facility Collateral Agent may enter into a [Credit Agreement], dated as of [__________ ___, _____] (as such agreement may be amended, modified, supplemented, extended, renewed, restated or refinanced (as hereinafter defined), the “Working Capital Facility Agreement”);

WHEREAS, after the date of the Indenture, the Company may, subject to the terms and conditions of the Secured Debt Documents (as defined below), incur additional indebtedness that is pari passu with the Note Obligations (the “Pari Passu Indebtedness”, as hereinafter further defined) under agreements evidencing such Pari Passu Indebtedness, which the Company desires to secure on a pari passu basis with the Note Liens.  Such Pari Passu Indebtedness shall be permitted to be secured by the Pari Passu Collateral if (x) the Secured Debt Documents do not prohibit such Pari Passu Indebtedness from being secured by the Pari Passu Collateral and (y) the Pari Passu Collateral Agent, for itself and on behalf of the Pari Passu Lenders (as hereinafter defined) execute and deliver a joinder agreement hereto and become a party to this Agreement pursuant to the requirements of Section 8.7 hereof.

WHEREAS, it is a condition precedent to the effectiveness of the Working Capital Facility Agreement that the Working Capital Facility Collateral Agent (for itself and for the benefit of the lenders under the Working Capital Facility Agreement), the Trustee and the Collateral Agent (in each case, for itself and for the benefit of the Noteholders), and, if applicable, the Pari Passu Collateral Agent, for itself and on behalf of the holders of Pari Passu Indebtedness (or if none, the holders of Pari Passu Indebtedness), enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

(1)           Definitions.  Unless otherwise specifically stated, any capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

1)             “Additional Notes” means the aggregate principal amount of Notes (other than the Initial Notes) issued under the Indenture (i) in lieu of interest payment on the Initial Notes as permitted by Section 5.09 of the Indenture and paragraph “1. Interest” in the form of Note attached as Exhibit A thereto or (ii) subject to the satisfaction of all of the covenants in the Indenture, including, without limitation, Sections 5.09 and 5.12 of the Indenture, in each case in the form of Exhibit A thereto, as part of the same series as the Initial Notes.

2)             “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

3)             “Agreement” means this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

4)             “asset” means any asset or property (tangible and intangible).

5)             “Asset Sale” means in a single transaction or a series of related transactions:  (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and (ii) the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries.  For purposes of this definition, the term “Asset Sale” shall not include:

a.             any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

b.             a transfer of assets between or among the Company and its wholly-owned Guarantors;

c.             an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a wholly-owned Guarantor;

d.             the sale or lease of products, services or accounts receivable in the ordinary course of business or equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets including, without limitation, the disposition of equipment that is worn out or obsolete; and

e.             the sale or other disposition of cash or Cash Equivalents.

6)             “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

1.                                       the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

2.                                       the sum of all such payments.

7)             “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law.

8)             “Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

9)             “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

10)           “Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

11)           “Capital Stock” means:

a.             in the case of a corporation, corporate stock;

b.             in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

c.             in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

d.             any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock.

12)           “Cash Equivalents” means:

a.             United States dollars;

b.             securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

c.             certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

d.             repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

e.             commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and, in each case, maturing within twelve months after the date of acquisition; and

f.              money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

13)           “Collateral” means all collateral of whatsoever nature purported to be subject to the lien of any of the Working Capital Facility Security Documents, the Noteholder Collateral Documents or the Pari Passu Collateral Documents.

14)           “Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Noteholder Collateral Documents, together with any successors in such capacity.

15)           “Company” means FiberTower Corporation, and its successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any successor or assign.

16)           “Comparable Noteholder Collateral Document” means, in relation to any Shared Collateral subject to any Working Capital Facility Security Document, that Noteholder Collateral Document which creates a security interest in the same Collateral, granted by the same Obligor or Obligors.

17)           “Comparable Pari Passu Collateral Document” means, in relation to any Shared Collateral that is also Pari Passu Collateral, subject to any Working Capital Facility Security Document, that Pari Passu Collateral Document which creates a security interest in the same Collateral, granted by the same Obligor or Obligors.

18)           “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default (as such term is defined in the Indenture).

19)           “Discharge of Working Capital Facility Obligations” means the occurrence of all of the following:

a.             termination or expiration of all commitments to extend credit that would constitute Working Capital Facility Indebtedness;

b.             payment in full in cash of the principal of and interest and premium (if any) on all Working Capital Facility Indebtedness (other than any undrawn letters of credit);

c.             cash collateralization (at the lower of (i) 110% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Working Capital Facility Document), expiration, termination or return to the issuing bank of all outstanding letters of credit constituting Working Capital Facility Indebtedness; and

d.             payment in full in cash of all other Working Capital Facility Obligations that are outstanding and unpaid at the time the Working Capital Facility Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

20)           “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under Section 5.07 of the Indenture.

21)           “Equally and Ratably” means, in reference to sharing Liens or proceeds thereof with respect to Shared Collateral as between the Junior Secured Parties, that such Liens or proceeds will be allocated and distributed to the Collateral Agent (for the account of the Noteholders) and the Pari Passu Collateral Agent (for the account of the Pari Passu Lenders), ratably in proportion to outstanding Obligations of each outstanding Series of Secured Debt when the allocation or distribution is made.

22)           “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

23)           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

24)           “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture), evidenced by a resolution delivered to the Trustee.

“FCC” means the U.S. Federal Communications Commission and any successor agency that is responsible for regulating the U.S. telecommunications industry.

25)           “FCC License” means any authorization, license or permit issued by the FCC, together with any extensions or renewals thereof.

26)           “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

27)           “Guarantor” means each Domestic Restricted Subsidiary of the Company on the date of the Indenture, and each other Domestic Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

28)           “Hedging Obligations” means, with respect to any Person, the obligations of such Person, incurred in the ordinary course of business to protect against interest rate and foreign currency exchange rate fluctuations, under:

a.             interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

b.             other agreements or arrangements designed to manage interest rates or interest rate risk; and

c.             other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

29)           “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

a.             in respect of borrowed money;

b.             evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

c.             in respect of banker’s acceptances;

d.             representing Capital Lease Obligations;

e.             representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

f.              representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any preferred Equity Interests.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

30)           “Initial Notes” means $402.5 million aggregate principal amount of Notes issued under the Indenture on the Original Issue Date.

31)           “Insolvency Proceeding” means, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, arrangement, composition or readjustment of the obligations and Indebtedness of such Person; (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets; (c) any proceeding for liquidation, dissolution or other winding up of the business of such Person; or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.

32)           “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities,  together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such

Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition in such Restricted Subsidiary. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person.

33)           “Junior Secured Parties” means, collectively, (i) the Collateral Agent and the Noteholders, (ii) the Pari Passu Collateral Agent and the Pari Passu Lenders and (iii) each other Person that from time to time holds any Pari Passu Indebtedness.

34)           “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

35)           “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

36)           “Moody’s” means Moody’s Investors Service, Inc.

37)           “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Working Capital Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

38)           “Note Documents” means the Indenture, the Notes, the Note Guarantees, the Noteholder Collateral Documents, the Purchase Agreement, the Registration Rights Agreement and any other agreements governing, securing or relating to any Note Obligations.

39)           “Note Guarantee” means the guarantee by each Guarantor of the Company’s payment obligations under the Indenture.

40)           “Note Indebtedness” means (1) the Initial Notes and the Note Guarantees issued on the Original Issue Date and (2) any Additional Notes and Note Guarantees thereon issued pursuant to the Indenture.

41)           “Note Lien” means a Lien granted by a Noteholder Collateral Document to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations), at any time, upon any assets of the Company or any Guarantor to secure Note Obligations.

42)           “Note Obligations” means Note Indebtedness and all other Obligations in respect thereof.

43)           “Notes” shall have the meaning set forth in the recitals hereto.

44)           “Noteholder Collateral” means all of the assets of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Note Obligations.

45)           “Noteholder Collateral Agreement” means the Pledge and Security Agreement, dated as of November 9, 2006, among the Obligors party thereto and the Collateral Agent, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

46)           “Noteholder Collateral Documents” means this Agreement, the Noteholder Collateral Agreement, the Noteholder Mortgages, and any other document or instrument executed and delivered at any time pursuant to any Note Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure any Note Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

47)           “Noteholder Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Obligor is granted to secure any Note Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

48)           “Noteholders” means the Persons holding Note Indebtedness.

49)           “Obligations” means (1) with respect to Note Indebtedness, any principal, premium, if any, accrued and unpaid interest, including Liquidated Damages, if any, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, (2) with respect to Working Capital Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Working Capital Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Working Capital Facility Indebtedness and (3) with respect to Pari Passu Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Pari Passu Indebtedness Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Pari Passu Indebtedness.

50)           “Obligor” means the Company and any Guarantor.

51)           “Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

52)           “Officers’ Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

53)           “Original Issue Date” means November 9, 2006.

54)           “Pari Passu Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the agreement governing any Pari Passu Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of any such agreement, together with its successors in such capacity.

55)           “Pari Passu Collateral” means all of the assets of any Obligor (other than the Capital Stock or assets of Guarantors that hold the Company’s 24 GHz or 39 GHz FCC Licenses), whether real, personal or mixed, with respect to which a Lien is granted as security for any Pari Passu Obligations.

56)           “Pari Passu Collateral Documents” means this Agreement and any other document or instrument executed and delivered at any time pursuant to any Pari Passu Indebtedness Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure any Pari Passu Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

57)           “Pari Passu Indebtedness” means Indebtedness permitted by clause (2) of the second paragraph of Section 5.09 of the Indenture.

58)          “Pari Passu Indebtedness Cap” means the principal amount outstanding under any Pari Passu Indebtedness in an aggregate principal amount not to exceed $250.0 million.

59)           “Pari Passu Indebtedness Documents” means the Pari Passu Collateral Documents, and any other documents, instruments and agreements executed by or on behalf of any Obligor which is or becomes a party to any Pari Passu Indebtedness Document and delivered to or for the Pari Passu Collateral Agent, securing or relating to any Pari Passu Obligations, and any other transaction contemplated by the Pari Passu Indebtedness Documents, all as amended, restated, supplemented or modified from time to time.

60)           “Pari Passu Lenders” means the Persons holding Pari Passu Indebtedness, including, without limitation, the Pari Passu Collateral Agent.

61)           “Pari Passu Lien” means a Lien granted to the Pari Passu Collateral Agent (or any other holder, or representative of holders, of Pari Passu Indebtedness), at any time, upon any assets of the Company or any Guarantor to secure the Pari Passu Obligations.

62)           “Pari Passu Obligations” means the Pari Passu Indebtedness and all other Obligations in respect Pari Passu Indebtedness.

63)           “Person” or “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

64)           “Purchase Agreement” means the purchase agreement, dated October 25, 2006, among the Company, the Guarantors and the initial purchasers of the Initial Notes identified therein, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

65)           “Qualified Indemnification Claim” means any claim for indemnification which the Working Capital Facility Collateral Agent or any Senior Lender has against any Obligor pursuant to the indemnification obligations of the Company and the other Obligors under the Working Capital Facility Documents as set forth in the Indemnification Claim Notice (as defined below); provided, that (a) within five (5) Business Days following delivery by the Collateral Agent or the Pari Passu Collateral Agent, as applicable, of an Exercise Notice (as defined herein), the Collateral Agent or Pari Passu Collateral Agent, as applicable, is provided with (i) a reasonably detailed description of such claim, including the approximate amount (if any) of such claim, if known (the “Indemnification Claim Notice”), and (ii) copies of all correspondence, if any, with any Obligor in respect of such claim, or notices, if any, delivered to any Obligor in respect of such claim, and (b) promptly following a request therefor by the Collateral Agent or Pari Passu Collateral Agent, as applicable, on or after the date on which the Exercise Notice is delivered by the Collateral Agent or Pari Passu Collateral Agent, as applicable, deliver such other information as may be reasonably requested by the Collateral Agent or Pari Passu Collateral Agent, as applicable, in respect of such claim to the extent that the Working Capital Facility Collateral Agent or any Senior Lender has such information in its actual possession or control.

66)           “refinance” means to refinance, repay, prepay, replace, renew or refund.

67)           “Registration Rights Agreement” means the registration rights agreement, dated as of the date of the Indenture, among the Company, the Guarantors and the initial purchasers of the Initial Notes identified therein, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

68)           “Required Junior Secured Parties” means, at any time, those Noteholders and Pari Passu Lenders who, in the aggregate, hold more than 50% of the aggregate principal amount of all Note Indebtedness and Pari Passu Indebtedness then outstanding.  For purposes of this definition, Note Indebtedness and Pari Passu Indebtedness registered in the name of, or beneficially owned by, any Obligor or any of its Affiliates will be deemed not to be outstanding.

69)           “Required Senior Lenders” means, as applicable, those Senior Lenders required under the terms of the Working Capital Facility Documents to approve any amendment or modification of a Working Capital Facility Document, or any termination or waiver of any provision of a Working Capital Facility Document, or any consent or departure by any of the Obligors therefrom.

70)           “Required Noteholders” means, as applicable, the holders of an aggregate principal amount of all Note Indebtedness then outstanding required to approve any amendment or modification of a Note Document, or any termination or waiver of any provision of a Note Document, or any consent or departure by any of the Obligors therefrom.  For purposes of this definition, Note Indebtedness registered in the name of, or beneficially owned by, any Obligor or any of its Affiliates will be deemed not to be outstanding.

71)           “Required Pari Passu Lenders” means, as applicable, the holders of an aggregate principal amount of all Pari Passu Indebtedness then outstanding required to approve any amendment or modification of a Pari Passu Indebtedness Document, or any termination or waiver of any provision of a Pari Passu Indebtedness Document, or any consent or departure by any of the Obligors therefrom. For purposes of this definition, Pari Passu Indebtedness registered in the name of, or beneficially owned by, any Obligor or any of its Affiliates will be deemed not to be outstanding.

72)           “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

73)           “Secured Debt Documents” means, collectively, the Note Documents, the Working Capital Facility Documents and any Pari Passu Indebtedness Documents.

74)           “Senior Lender Debt Cap” means the principal amount outstanding under the Working Capital Facility in an aggregate principal amount not to exceed 110% of the amount at any one time outstanding under clause (1) of Section 5.09 of the Indenture (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 of the Indenture.

75)           “Senior Lenders” means the Persons holding Working Capital Facility Indebtedness.

76)           “Series of Secured Debt” means, severally, each of Working Capital Facility Indebtedness, Note Indebtedness and Pari Passu Indebtedness.

77)           “Shared Collateral” means Collateral that secures each of the Working Capital Facility Obligations, the Note Obligations and any Pari Passu Obligations, provided that the Shared Collateral with respect to Pari Passu Indebtedness shall not include the assets and Capital Stock of Guarantors that hold the Company’s 24 GHz or 39 GHz FCC Licenses.

78)           “Standard & Poor’s” means Standard & Poor’s Corporation.

79)           “Subsidiary” means, with respect to any specified Person:

a.             any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

b.             any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

80)           “Trustee” shall include, in addition to the Trustee referred to in the recitals hereto, the then acting collateral agent under the Indenture and any successor thereto exercising substantially the same rights and powers, or if there is no acting collateral agent under the Indenture, the Noteholders holding a majority in principal amount of Note Indebtedness then outstanding.

81)           “UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction

82)           “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent such Subsidiary:

a.             has no Indebtedness other than Non-Recourse Indebtedness;

b.             except as permitted by Section 5.11 to the Indenture, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary;

c.             is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

d.             has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

83)           “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

84)           “Working Capital Facility” means, one or more debt facilities, up to an aggregate principal amount of $50.0 million, with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

85)           “Working Capital Facility Collateral” means all of the assets of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Working Capital Facility Obligations.

86)           “Working Capital Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Working Capital Facility or any other representative then most recently designated in accordance with the applicable provisions of the Working Capital Facility, together with its successors in such capacity.

87)           “Working Capital Facility Documents” means the Working Capital Facility, the Working Capital Facility Security Documents, and all agreements governing or relating to any Working Capital Facility Obligations.

88)           “Working Capital Facility Indebtedness” means:

a.             Indebtedness of the Company, the Guarantors and the guarantors under the Working Capital Facility Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Working Capital Facility Agreement obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

b.             Hedging Obligations incurred to hedge or manage interest rate risk with respect to Working Capital Facility Indebtedness; provided, that:

i.              such Hedging Obligations are secured by a Working Capital Facility Lien on all of the assets that secure Indebtedness under the Working Capital Facility Agreement; and

ii.             such Working Capital Facility Lien is senior to or on a parity with the Working Capital Facility Liens securing Indebtedness under the Working Capital Facility Agreement.

89)           “Working Capital Facility Lien” means a Lien granted by a Working Capital Facility Security Document to the Working Capital Facility Collateral Agent (or any Senior Lender or other representative of the Senior Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Working Capital Facility Agreement to secure Working Capital Facility Obligations.

90)           “Working Capital Facility Obligations” means the Working Capital Facility Indebtedness and all other Obligations in respect of Working Capital Facility Indebtedness.

91)           “Working Capital Facility Security Documents” means this Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Working Capital Facility Lien upon collateral in favor of the Working Capital Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

(2)           Lien Priorities.

a.             Acknowledgment of Liens.

i.              The Working Capital Facility Collateral Agent hereby acknowledges that (i) the Collateral Agent, acting for and on behalf of the Noteholders, has been granted Liens upon the Noteholder Collateral pursuant to the Note Documents to secure the Note Obligations and (ii) to the extent any Pari Passu Indebtedness is outstanding, the Pari Passu Collateral Agent, acting for and on behalf of the Pari Passu Lenders, has been granted Liens upon the Pari Passu Collateral pursuant to the Pari Passu Indebtedness Documents to secure the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap).

ii.             The Collateral Agent hereby acknowledges that (i) the Working Capital Facility Collateral Agent, acting for and on behalf of Senior Lenders, has been granted Liens upon the Working Capital Facility Collateral pursuant to the Working Capital Facility Documents to secure the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) and (ii) to the extent any Pari Passu Indebtedness is outstanding, the Pari Passu Collateral Agent, acting for and on behalf of the Pari Passu Lenders, has been granted Liens upon the Pari Passu Collateral pursuant to the Pari Passu Indebtedness Documents to secure the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap).

iii.            The Pari Passu Collateral Agent hereby acknowledges that (i) the Working Capital Facility Collateral Agent, acting for and on behalf of Senior Lenders, has been granted Liens upon the Working Capital Facility Collateral pursuant to the Working Capital Facility Documents to secure the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) and (ii) the Collateral Agent, acting for and on behalf of the Noteholders, has been granted Liens upon the Noteholder Collateral pursuant to the Note Documents to secure the Note Obligations.

b.             Subordination.  Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the Working Capital Facility Collateral Agent or any Senior Lender in any Shared Collateral, and notwithstanding any conflicting provisions, terms or conditions of the UCC or any other applicable law or the Note

Documents, the Pari Passu Indebtedness Documents or the Working Capital Facility Documents or any other circumstance whatsoever, the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders) each hereby agree that: (a) any Lien on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) now or hereafter held by the Working Capital Facility Collateral Agent or any of the Senior Lenders shall be senior and prior to any Lien on the Shared Collateral securing any or all of the Note Obligations or Pari Passu Obligations; and (b) any Lien on the Shared Collateral now or hereafter held by the Collateral Agent or any of the Noteholders, or the Pari Passu Collateral Agent or any of the Pari Passu Lenders, regardless of how acquired, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap).  All Liens on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) shall be and remain senior to all Liens on the Shared Collateral securing any or all of the Note Obligations or Pari Passu Obligations for all purposes, whether or not any such Liens securing any of the Working Capital Facility Obligations are subordinated to any Lien securing any other obligation of the Company or any Guarantor, in each case, on the terms and in the manner set forth in this Agreement.

c.             Pari Passu Liens.  Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the Collateral Agent or any of the Noteholders in any Shared Collateral, and notwithstanding any conflicting provisions, terms or conditions of the UCC or any other applicable law or the Note Documents or the Pari Passu Indebtedness Documents or any other circumstance whatsoever, the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) each hereby agree that any Lien on the Shared Collateral securing any or all of the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap) now or hereafter held by the Pari Passu Collateral Agent or any Pari Passu Lender or securing any or all of the Note Obligations now or hereafter held by the Collateral Agent or any Noteholder, will to be pari passu to one another, in each case, regardless of the time or order of attachment or perfection, and otherwise on the terms and in the manner set forth in this Agreement

d.             Prohibition on Contesting Liens.  Each of the Collateral Agent (for itself and on behalf of each Noteholder), the Pari Passu Collateral Agent (for itself and on behalf of each Pari Passu Lender) and the Working Capital Facility Collateral Agent (for itself and on behalf of each Senior Lender for which it is the Working Capital Facility Collateral Agent), agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the priority, validity or enforceability of a Lien held by (x) the Working Capital Facility Collateral Agent or any of the Senior Lenders in any of the Working Capital Facility Collateral, (y) the Collateral Agent or any of the Noteholders in any of the Noteholder Collateral or (z) the Pari Passu Collateral Agent or any of the Pari Passu Lenders in any of the Pari Passu Collateral.

e.             No New Liens.  Until the Discharge of Working Capital Facility Obligations, (a) the Collateral Agent agrees, for itself and on behalf of each Noteholder, that the Collateral Agent and each Noteholder shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Working Capital Facility Collateral Agent has been granted a Lien on such assets or properties which is senior and prior to the Liens thereon of the Collateral Agent and the Noteholders; (b) the Pari Passu Collateral Agent agrees, for itself and on behalf of each Pari Passu Lender, that the Pari Passu Collateral Agent and each Pari Passu Lender shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Working Capital Facility Collateral Agent has been granted a Lien on such assets or properties which is senior and prior to the Liens thereon of the Pari Passu Collateral Agent and the Pari Passu Lenders; and (c) the parties hereto agree that, to the extent that the foregoing provisions of this Section 2.5 are not complied with for any reason, after the date hereof, any amounts received by or distributed to the Collateral Agent and/or the Noteholders, or the Pari Passu Collateral Agent and/or the Pari Passu Lenders, or any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5 shall be subject to Section 4.2.

(3)           Enforcement.

a.             Exercise of Remedies.

i.              Except as expressly set forth in Section 3.1(e) below, prior to the Discharge of Working Capital Facility Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Junior Secured Parties will not (i) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral, or institute any action or proceeding with respect to such rights or remedies, including, without limitation, any action of foreclosure, (ii) contest, protest or object to any foreclosure proceeding or action brought by the Working Capital Facility Collateral Agent or any Senior Lender in respect of the Shared Collateral, or any exercise of any right under any cash management agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, in each case applicable to Shared Collateral, or of any rights and remedies relating to the Shared Collateral under the Working Capital Facility Documents or otherwise, or (iii) object to the forbearance by the Working Capital Facility Collateral Agent and the Senior Lenders or any of them from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral.  Subject to Section 3.1(e) below, prior to the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff and the right to credit bid their debt) and make determinations regarding release, disposition, or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Trustee, the Collateral Agent or the Pari Passu Collateral Agent.  The Collateral Agent agrees, for itself and on behalf of the Noteholders, and the Pari Passu Collateral Agent agrees, for itself and on behalf of the Pari Passu Lenders, that, unless and until the Discharge of Working Capital Facility Obligations has occurred: (A) the Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, will not commence, or join with any Person (other than the Senior Lenders and the Working Capital Facility Collateral Agent upon the request thereof) in commencing any Insolvency Proceeding against any Obligor or any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it on the Shared Collateral under any of the Note Documents, the Pari Passu Indebtedness Documents or otherwise; and (B) the Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, will not take any action that would hinder any exercise of remedies undertaken by the Working Capital Facility Collateral Agent or any Senior Lender in respect of the Shared Collateral under any of the Working Capital Facility Documents, including any sale, lease, exchange, transfer, or other disposition of any Shared Collateral, whether by foreclosure or otherwise.

ii.             Notwithstanding the foregoing, however, the Collateral Agent or the Trustee, on the one hand, and the Pari Passu Collateral Agent, on the other hand, may:

1.        file a claim or statement of interest with respect to the Note Obligations or Pari Passu Obligations, as applicable, in any Insolvency Proceeding commenced by or against one or more Obligors;

2.        take any action (not adverse to the priority status of the Liens on the Shared Collateral securing the Working Capital Facility Obligations, or the rights of the Working Capital Facility Collateral Agent or the Senior Lenders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Shared Collateral;

3.        file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Collateral Agent or the Noteholders, on the one hand, and the Pari Passu Collateral Agent and the Pari Passu Lenders, on the other hand, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

4.        vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Note Obligations and the Shared Collateral, on the one hand, and the Pari Passu Obligations and Pari Passu Collateral, on the other hand; or

5.        exercise any of its rights or remedies with respect to the Collateral or commence an Insolvency Proceeding against any Obligor after the termination of the 180-day period specified in Section 3.1(e) to the extent permitted by Section 3.1(e).

iii.            Subject to Section 3.1(e) below, in exercising rights and remedies with respect to the Shared Collateral, the Working Capital Facility Collateral Agent and the Senior Lenders or any of them may enforce the provisions of the Working Capital Facility Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or similar laws of any applicable jurisdiction.  Without limiting the generality of the foregoing, unless and until the Discharge of Working Capital Facility Obligations has occurred, except as expressly provided above in Sections 3.1(b) or in Section 6.4(b), the sole right of the Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, with respect to the Shared Collateral is to hold a Lien on the Shared Collateral pursuant to the Note Documents or the Pari Passu Indebtedness Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Working Capital Facility Obligations has occurred.

iv.            Subject to Section 3.1(e) below, each of the Collateral Agent (for itself and on behalf of the Noteholders) and the Pari Passu Collateral Agent (for itself and on behalf of the Pari Passu Lenders), hereby waives any and all rights it or any of the Noteholders or Pari Passu Lenders, as applicable, may have as a junior lien creditor or otherwise to object to the manner in which the Working Capital Facility Collateral Agent or any of the Senior Lenders seek to enforce or collect any Working Capital Facility Obligations or any Liens granted in any of the Shared Collateral.

v.             Notwithstanding anything to the contrary set forth herein, in the event of the failure of the Company to make any payment in respect of (i) the Note Indebtedness in accordance with the terms of the Note Documents or upon the occurrence of any other Event of Default under the Note Documents and for so long as such Event of Default under the Note Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.2 hereof, or (ii) the Pari Passu Indebtedness in accordance with the terms of the Pari Passu Indebtedness Documents or upon the occurrence of any other Event of Default under the Pari Passu Indebtedness Documents and for so long as such Event of Default under the Pari Passu Indebtedness Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.2 hereof, in each case, commencing one hundred eighty (180) days after the receipt by the Working Capital Facility Collateral Agent of the declaration by the Trustee or the Collateral Agent, on the one hand, or Pari Passu Collateral Agent, on the other hand, of such Event of Default under the Note Documents or Pari Passu Indebtedness Documents, as applicable, and of the written demand by the Trustee or the Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, to the Company for the accelerated payment of all Note Obligations or Pari Passu Obligations, as applicable (unless any Obligor is subject to an Insolvency Proceeding by reason of which such declaration and the making of such demand is stayed, in which case, commencing on the date of the commencement of such Insolvency Proceeding), the Trustee or the Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, may take any action described in Section 3.1(a) above with respect to its Liens on the Collateral but only so long as the Working Capital Facility Collateral Agent is not already diligently pursuing the exercise of its enforcement rights or remedies against, or diligently attempting to vacate any stay or enforcement of its Liens on, all or any material portion of the Shared Collateral, in the case of the Collateral Agent and the Noteholders, and the Pari Passu Collateral, in the case of the Pari Passu Collateral Agent and the Pari Passu Lenders (including, without limitation, any of the following: subject to applicable laws, the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Shared Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting and selling a material portion of the Shared Collateral, the notification of account debtors to make payments to the Working Capital Facility Collateral Agent or its agent, any action to take possession of all or any material portion of the Shared Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Shared Collateral).

(4)           Payments.

a.             Application of Proceeds.  Until the Discharge of Working Capital Facility Obligations has occurred, all cash proceeds of Shared Collateral received in connection with any exercise of remedies by the Working Capital Facility Collateral Agent, including any sale or other disposition of, or collection or other realization on, such Shared Collateral (except for payments in respect of the Notes or the Pari Passu Obligations made in accordance with any provision of the Working Capital Facility Agreement expressly permitting such payments) shall be paid to the Working Capital Facility Collateral Agent and shall be applied by the Working Capital Facility Collateral Agent to the Working Capital Facility Indebtedness (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) in accordance with the Working Capital Facility Documents.  Promptly following the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent shall deliver to the Collateral Agent any Shared Collateral and any proceeds of Shared Collateral held by it in the same form as received, with any necessary or reasonably requested endorsements or as a court of competent jurisdiction may otherwise direct.  The Collateral Agent agrees to hold any Shared Collateral so received from the Working Capital Facility Collateral Agent in its possession or control as bailee for the Pari Passu Collateral Agent, and to use the same degree of care with respect to such Shared Collateral as the Collateral Agent uses for similar property pledged to it as collateral for indebtedness generally.

b.             Payments Over.  Until the Discharge of Working Capital Facility Obligations, any Shared Collateral or proceeds thereof received by any Junior Secured Party at any time prior to the Discharge of Working Capital Facility Obligations (except for payments in respect of the Notes or Pari Passu Obligations made in accordance with any provision of the Working Capital Facility Agreement expressly permitting such payments) shall be segregated and held in trust by the Collateral Agent or Pari Passu Collateral Agent, as applicable.  The Collateral Agent or Pari Passu Collateral Agent, as applicable, shall promptly send written notice to the Working Capital Facility Collateral Agent upon receipt of such Shared Collateral or proceeds and if directed by the Working Capital Facility Collateral Agent within ten (10) Business Days after receipt by such the Working Capital Facility Collateral Agent of such written notice, shall pay over such Shared Collateral or proceeds to the Working Capital Facility Collateral Agent in the same form as received for distribution, with any necessary or reasonably requested endorsements, or as a court of competent jurisdiction may otherwise direct.  The Working Capital Facility Collateral Agent is hereby authorized to make any such endorsements as the Working Capital Facility Collateral Agent for the Collateral Agent, any such Noteholder, the Pari Passu Collateral Agent, or any such Pari Passu Lender.  This authorization is coupled with an interest and shall be irrevocable.

(5)           Other Agreements.

a.             Releases.

i.              If, in connection with the exercise of the Working Capital Facility Collateral Agent’s remedies in respect of the Shared Collateral provided for in Section 3.1 or after the occurrence of an “Event of Default” under the Working Capital Facility Documents, any Disposition in lieu of foreclosure or other exercise of remedies on any of Shared Collateral by any Obligor at the written direction, or with the approval, of the requisite Senior Lenders or the Working Capital Facility Collateral Agent, as the case may be, the Working Capital Facility Collateral Agent, for itself or on behalf of any of the Senior Lenders, releases any of Working Capital Facility Lien on any part of the Shared Collateral, then both the Note Liens and the Pari Passu Liens on such Shared Collateral shall be automatically, unconditionally and simultaneously released.

ii.             If in connection with any sale, lease, exchange, transfer or other disposition of any Shared Collateral (collectively, a “Disposition”) permitted under the terms of each of the Working Capital Facility Documents, the Note Documents and the Pari Passu Indebtedness Documents (other than in connection with the exercise of the Working Capital Facility Collateral Agent’s remedies in respect of the Shared Collateral provided for in Section 3.1), the Working Capital Facility Collateral Agent, for itself or on behalf of any of the Senior Lenders, releases its Liens on any of the Shared Collateral, other than in connection with the Discharge of Working Capital Facility Obligations, then the Note Liens and the Pari Passu Liens on such Shared Collateral shall be automatically, unconditionally and simultaneously released; provided, that the Note Liens upon the Shared Collateral securing the Note Obligations shall not be released if the Disposition is subject to Section 6.01 of the Indenture.

iii.            If (i) the Required Senior Lenders, the Required Noteholders under the Note Documents and the Required Pari Passu Lenders under the Pari Passu Indebtedness Documents consent to a release of any or all of the Shared Collateral, and (ii) the Company delivers an Officers’ Certificate to the Working Capital Facility Collateral Agent, the Collateral Agent and the Pari Passu Collateral Agent certifying that all such necessary consents have been obtained, the Working Capital Facility Collateral Agent, for itself and for the benefit of the Senior Lenders, the Collateral Agent, for itself and for the benefit of the Noteholders, and the Pari Passu Collateral Agent, for itself and for the benefit of the Pari Passu Lenders, shall unconditionally and simultaneously release their Liens on such Shared Collateral.

iv.            If the guarantee of the Note Indebtedness by a Guarantor is released in accordance with the Note Documents, the Note Liens on the Shared Collateral of such Guarantor shall be automatically, unconditionally and simultaneously released.

v.             If the guarantee of the Working Capital Facility Indebtedness by a Guarantor is released in accordance with the Working Capital Facility Documents, the Working Capital Facility Liens on the Shared Collateral of such Guarantor shall be automatically, unconditionally and simultaneously released.

vi.            If the guarantee of the Pari Passu Indebtedness by a Guarantor is released in accordance with the Pari Passu Indebtedness Documents, the Pari Passu Liens on the Shared Collateral of such Guarantor shall be automatically, unconditionally and simultaneously released.

provided, that, in each case, the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the Trust Indenture Act in connection therewith.  In connection with any release of Collateral as provided for above, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.

vii.           Until the Discharge of Working Capital Facility Obligations, each of the Collateral Agent, for itself and on behalf of the Noteholders, and the Pari Passu Collateral Agent, for itself and on behalf of the Pari Passu Lenders, hereby irrevocably constitutes and appoints the Working Capital Facility Collateral Agent and any officer or agent of the Working Capital Facility Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such Noteholder, on the one hand, and the Pari Passu Collateral Agent or such Pari Passu Lender, on the other hand, or in the Working Capital Facility Collateral Agent’s name, from time to time in the Working Capital Facility Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including, without limitation, any financing statement amendments, endorsements or other instruments or transfer or release.  This power is coupled with an interest and shall be irrevocable.

b.             Insurance.  Until the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Company under the relevant Working Capital Facility Documents, to adjust settlement for any insurance policy covering any Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting any Shared Collateral.  Until the Discharge of Working Capital Facility Obligations, all proceeds of any such policy and any such award shall be paid to the Working Capital Facility Collateral Agent for the benefit of the Senior Lenders to the extent required under the Working Capital Facility Agreement and the other Working Capital Facility Documents and thereafter to be distributed to the Trustee or the Collateral Agent (for the benefit of the Noteholders) to the extent required under the Note Documents or the Pari Passu Indebtedness Documents.  If any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Working Capital Facility Collateral Agent in accordance with the terms of Section 4.2.  The Collateral Agent agrees to hold any proceeds of any such policy and any such award so received from the Working Capital Facility Collateral Agent in its possession or control as bailee for the Pari Passu Collateral Agent and, promptly following receipt thereof, to share such proceeds Equally and Ratably with the Pari Passu Collateral Agent.

c.             Amendments to Working Capital Facility Documents.

i.              The Working Capital Facility Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Working Capital Facility Agreement may be refinanced, in each case, without notice to, or the consent of any of the Junior Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, that the holders of such refinancing debt bind themselves in a writing addressed to each of the Junior Secured Parties to the terms of this Agreement.

ii.             The Company agrees that each Noteholder Collateral Document shall include the following language:

“The security interests securing the indebtedness and other obligations under the Indenture, dated as of November 9, 2006, by and among the Company, the Guarantors named therein and Wells Fargo Bank, National Association (the “Indenture”), the Notes and the Note Guarantees (each, as defined in the Indenture) will be subordinated to the security interests securing any future indebtedness and other obligations under certain senior secured Working Capital Facility that the Company may enter into after the date of the Indenture.  A copy of the form of Intercreditor Agreement governing such subordination is available from the Company upon written request.”

iii.            The Company agrees that each Pari Passu Collateral Document shall include the following language:

“The security interests securing the indebtedness and other obligations under the [Indenture/Credit Agreement], dated as of _________ ___, ____, by and among the Company, the Guarantors named therein, the Pari Passu Collateral Agent and the Pari Passu Lenders (the [“Indenture”][“Credit Agreement”]) and the Guarantees (as defined in the [Indenture/Credit Agreement]) will be subordinated to the security interests securing any future indebtedness and other obligations under certain senior secured Working Capital Facility that the Company may enter into after the date of the [Indenture/Credit Agreement].  A copy of the form of Intercreditor Agreement governing such subordination is available from the Company upon written request.”

provided, however, that if the jurisdiction in which any such Noteholder Collateral Document or Pari Passu Collateral Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the Working Capital Facility Collateral Agent and the Collateral Agent, on the one hand, and the Working Capital Facility Collateral Agent and the Pari Passu Collateral Agent, on the other hand, agree, prior to such Noteholder Collateral Document or Pari Passu Collateral Document being entered into, to negotiate in good faith replacement language stating that the Liens granted under such Noteholder Collateral Document or Pari Passu Collateral Document is subject to the provisions of this Agreement.

In addition, the Collateral Agent agrees that each Noteholder Mortgage covering any Shared Collateral shall contain such other language as the Working Capital Facility Collateral Agent may reasonably request to reflect the subordination of such Noteholder Mortgage to the Working Capital Facility Collateral Agent’s mortgages covering such Collateral.

iv.            In the event the Working Capital Facility Collateral Agent or the Senior Lenders and the relevant Obligor enter into any amendment, waiver or consent in respect of any of the Working Capital Facility Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Working Capital Facility Security Document or changing in any manner the rights of the Working Capital Facility Collateral Agent, such Senior Lenders or any Obligor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Noteholder Collateral Document and Comparable Pari Passu Collateral Document without the consent of any Junior Secured Party and without any action by the Collateral Agent, the Pari Passu Collateral Agent, or any Obligor; provided, that:

1.        no such amendment, waiver or consent shall have the effect of:

i.              removing assets subject to the Lien of the Noteholder Collateral Documents or the Pari Passu Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1;

ii.             imposing duties on the Collateral Agent without its consent or the Pari Passu Collateral Agent with its consent;

iii.            permitting other Liens on the Shared Collateral not permitted under the terms of the Note Documents, the Pari Passu Indebtedness Documents or Section 6; and

2.        notice of such amendment, waiver or consent shall have been given to the Collateral Agent and the Pari Passu Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

d.             Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, each Junior Secured Party may exercise rights and remedies as an unsecured creditor against any Obligor in accordance with the terms of the Note Documents or Pari Passu Indebtedness Documents, as applicable, and applicable law.  For the avoidance of doubt, nothing in this Agreement shall prohibit the receipt by a Junior Secured Party of the required payments of interest on and principal of the Notes or Pari Passu Obligations, as applicable, so long as such receipt is not the direct or indirect result of the exercise by the Collateral Agent or any Noteholder, on the one hand, or the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, of rights or remedies as a secured creditor or enforcement of any Lien held by any of them in contravention of this Agreement.  In the event that a Junior Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Working Capital Facility Obligations on the same basis as the other Liens securing the Note Obligations and the Pari Passu Obligations are so subordinated to such Working Capital Facility Obligations under this Agreement.

e.             Bailee for Perfection.

i.              The Working Capital Facility Collateral Agent agrees to hold all of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) for the benefit of and on behalf of the Collateral Agent and the Pari Passu Collateral Agent solely for the purpose of perfecting the security interest granted in such Shared Collateral pursuant to the Noteholder Collateral Documents and the Pari Passu Collateral Documents (such provision being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC), subject to the terms and conditions of this Section 5.5.

ii.             Until the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent shall be entitled to deal with the Shared Collateral in its possession or control in accordance with the terms of the Working Capital Facility Documents as if the Lien of the Collateral Agent under the Noteholder Collateral Documents and the Lien of the Pari Passu Collateral Agent under the Pari Passu Collateral Documents did not exist.  The rights of the Collateral Agent and the Pari Passu Collateral Agent shall at all times be subject to the terms of this Agreement and to the Working Capital Facility Collateral Agent’s rights under the Working Capital Facility Documents.

iii.            The Working Capital Facility Collateral Agent shall not have any obligation whatsoever to any Junior Secured Party to assure that the Shared Collateral in the Working Capital Facility Collateral Agent’s possession or control is genuine or owned by any Obligor or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5.  The duties or responsibilities of the Working Capital Facility Collateral Agent under this Section 5.5 shall be limited solely to holding the Shared Collateral in its possession or control as bailee for the Collateral Agent or the Pari Passu Collateral Agent, as applicable, for purposes of perfecting the Lien held by the Collateral Agent or Pari Passu Collateral Agent, and to using the same degree of care with respect to such Shared Collateral as the Working Capital Facility Collateral Agent uses for similar property pledged to it as collateral for indebtedness generally.  The Working Capital Facility Collateral Agent shall not be liable to any Junior Secured Party for any action taken or omitted by it hereunder or in connection herewith, except to the extent of the Working Capital Facility Collateral Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

iv.            The Working Capital Facility Collateral Agent shall not have, by reason of the Note Documents, the Pari Passu Indebtedness Documents or this Agreement or any other document a fiduciary relationship in respect of any Junior Secured Party.

v.             Upon the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent shall deliver to the Collateral Agent the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) together with any necessary or reasonably requested endorsements (or otherwise allow the Collateral Agent to obtain control of such Shared Collateral), or as a court of competent jurisdiction may otherwise direct.  The Collateral Agent agrees to hold any Shared Collateral so received from the Working Capital Facility Collateral Agent in its possession or control as bailee for the Pari Passu Collateral Agent, and to use the same degree of care with respect to such Shared Collateral as the Collateral Agent uses for similar property pledged to it as collateral for indebtedness generally.

f.              Purchase Option.

i.              Upon the occurrence and during the continuance of an Event of Default or an event of default under the Working Capital Facility Documents that is not cured or waived within thirty (30) days, the Collateral Agent on behalf of Noteholders, and the Pari Passu Collateral Agent on behalf of the Pari Passu Lenders, after written demand by the Trustee or the Collateral Agent, on the one hand, and/or the Pari Passu Collateral Agent, on the other hand, to the Company for the accelerated payment of all Note Obligations or Pari Passu Obligations, as applicable, shall have the option at any time upon five (5) Business Days’ prior written notice to the Working Capital Facility Collateral Agent to elect to purchase a portion of the Working Capital Facility Indebtedness from the Senior Lenders, ratably in proportion to the outstanding Obligations of each outstanding Series of Secured Debt (in each case, the “Purchasable Portion”).  Such notice (an “Exercise Notice”) from the Collateral Agent or Pari Passu Collateral Agent, as applicable, to the Working Capital Facility Collateral Agent shall be irrevocable; provided, that the Collateral Agent or Pari Passu Collateral Agent, as applicable, shall have the right within ten (10) days following receipt of the information required to be delivered pursuant to clauses (a) and (b) of the definition of “Qualified Indemnification Claim” to revoke such election to purchase such portion of the Working Capital Facility Indebtedness; provided, further, that such revocation is in writing duly signed by the Collateral Agent or Pari Passu Collateral Agent, as applicable, and is received by the Working Capital Facility Collateral Agent prior to the expiration of such ten-day period.

ii.             On the date specified by the Collateral Agent or Pari Passu Collateral Agent in its respective Exercise Notice (which shall not be less than five (5) Business Days, nor more than the later of (i) thirty (30) days after the receipt by the Working Capital Facility Collateral Agent of the Exercise Notice, and (ii) ten (10) days after receipt by the Collateral Agent or Pari Passu Collateral Agent, as applicable, of the information required to be delivered pursuant to clauses (a) and (b) of the definition of “Qualified Indemnification Claim” (the later of such dates, the “Outside Closing Date”)), the Working Capital Facility Collateral Agent and Senior Lenders shall sell to the Collateral Agent and/or the Pari Passu Collateral Agent, and the Collateral Agent and/or the Pari Passu Collateral Agent shall purchase from the Working Capital Facility Collateral Agent and Senior Lenders, the respective Purchasable Portion; provided, that (A) the Working Capital Facility Collateral Agent and Senior Lenders shall retain all rights to be indemnified or held harmless by any Obligor in accordance with the terms of the Working Capital Facility Documents as to actions or events that occurred or did not occur prior to the closing of the of the sale of the Working Capital Facility Indebtedness to the Collateral Agent and/or the Pari Passu Collateral Agent, but shall not retain any rights to the security therefor, and (B) nothing contained in clause (A) above shall restrict or limit the indemnification rights of the Trustee, the Collateral Agent, the Noteholders, the Pari Passu Collateral Agent or the Pari Passu Lenders pursuant to the Working Capital Facility Documents assumed as a result of the purchase of the Working Capital Facility Indebtedness.  The Working Capital Facility Collateral Agent hereby represents and warrants that, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.

iii.            Upon the date of such purchase and sale, the Collateral Agent and/or the Pari Passu Collateral Agent, as applicable, shall (i) pay to the Working Capital Facility Collateral Agent, for the benefit of Senior Lenders, as the purchase price therefore, the full amount of the respective Purchasable Portion of all the Working Capital Facility Indebtedness then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but excluding any early termination fee or prepayment penalty or premium payable pursuant to the Working Capital Facility Agreement or any other Working Capital Facility Document), (ii) furnish cash collateral to the Working Capital Facility Collateral Agent in such amounts as the Working Capital Facility Collateral Agent determines is reasonably necessary to secure the Working Capital Facility Collateral Agent and Senior Lenders in connection with any issued and outstanding letters of credit provided by the Working Capital Facility Collateral Agent or Senior Lenders (or letters of credit that the Working Capital Facility Collateral Agent has arranged to be provided by third parties pursuant to the financing arrangements under the Working Capital Facility Documents of the Working Capital Facility Collateral Agent and Senior Lenders with the Company or any Obligor) to the Company or any Obligor (but not in any event in an amount greater than 110% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the Working Capital Facility Collateral Agent and Senior Lenders for any checks or other payments provisionally credited to the

Working Capital Facility Indebtedness, and/or as to which the Working Capital Facility Collateral Agent or Senior Lenders has not yet received final payment and (iv) agree to reimburse the Working Capital Facility Collateral Agent and Senior Lenders in respect of Qualified Indemnification Claims which in fact result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Working Capital Facility Collateral Agent and Senior Lenders; provided, that (A) in no event will the Collateral Agent or Noteholders, on the one hand, or the Pari Passu Collateral Agent or Pari Passu Lenders, on other other hand, have any liability for such amounts in excess of the cash proceeds of Shared Collateral received by the Collateral Agent or the Pari Passu Collateral Agent, as applicable, net of (1) the reasonable costs of collection (including reasonable attorneys’ fees and legal expenses) incurred by or on behalf of the Working Capital Facility Collateral Agent or the Senior Lenders in respect of such Shared Collateral and (2) any amounts that are required to be turned over to the Working Capital Facility Collateral Agent or the Senior Lenders under this Agreement, including pursuant to Section 6.6, (B) in no event shall the Collateral Agent or any Noteholder, on the one hand, or the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, have any such liability for or in respect of any indemnification claims (other than the Qualified Indemnification Claims), (C) in no event shall the Collateral Agent or the Pari Passu Collateral Agent have any such liability for any such losses, costs, damages or expenses to the extent caused by or resulting from the gross negligence or willful misconduct of the Working Capital Facility Collateral Agent, as determined by a final non-appealable order of a court of competent jurisdiction, and (D) any amounts reimbursed by the Collateral Agent or the Pari Passu Collateral Agent pursuant to this clause (c)(iv) shall constitute Working Capital Facility Obligations.  Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Working Capital Facility Collateral Agent in New York, New York, as the Working Capital Facility Collateral Agent may designate in writing to the Collateral Agent and Pari Passu Collateral Agent for such purpose not less than three (3) Business Days prior to the date on which such amounts are to be so remitted.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Collateral Agent and/or the Pari Passu Collateral Agent, as applicable, to the bank account designated by the Working Capital Facility Collateral Agent are received in such bank account prior to 1:00 p.m. (New York City time) and interest shall be calculated to and including such Business Day if the amounts so paid by the Collateral Agent and/or Pari Passu Collateral Agent, as applicable, to the bank account designated by the Working Capital Facility Collateral Agent are received in such bank account later than 1:00 p.m. (New York City time).

iv.            Such purchase shall be expressly made without representation or warranty of any kind by the Working Capital Facility Collateral Agent and Senior Lenders as to the Working Capital Facility Indebtedness or otherwise and without recourse to the Working Capital Facility Collateral Agent or Senior Lenders, except that the Working Capital Facility Collateral Agent and Senior Lenders shall represent and warrant: (i) the amount of the Working Capital Facility Indebtedness being purchased, (ii) that the Working Capital Facility Collateral Agent and Senior Lenders own the Working Capital Facility Indebtedness free and clear of any Liens or encumbrances and (iii) the Working Capital Facility Collateral Agent and Senior Lenders have the right to assign the Working Capital Facility Indebtedness and the assignment is duly authorized.

v.             The Working Capital Facility Collateral Agent agrees that it shall give the Collateral Agent and the Pari Passu Collateral Agent five (5) Business Days prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Shared Collateral.  In the event that during such five Business Day period, the Collateral Agent and the Pari Passu Collateral Agent shall send to the Working Capital Facility Collateral Agent the irrevocable notice of the Collateral Agent’s and the Pari Passu Collateral Agent’s intention to exercise the purchase option given by the Working Capital Facility Collateral Agent to the Collateral Agent and Pari Passu Collateral Agent under this Section 5.6, the Working Capital Facility Collateral Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Shared Collateral or immediately desist from taking any further action; provided, that the purchase and sale with respect to the Working Capital Facility Indebtedness provided for herein shall have closed by the Outside Closing Date and the Working Capital Facility Collateral Agent shall have received payment in full of the Working Capital Facility Indebtedness as provided for herein on or before the Outside Closing Date.  Nothing contained in this Section 5.6(e) shall restrict or prohibit the Working Capital Facility Collateral Agent from taking action to the extent that the Working Capital Facility Collateral Agent, in its good faith judgment, deems such action to be necessary to preserve or protect the Shared Collateral.

g.             Escrow.  In connection with the issuance of any Series of Secured Debt, any Obligor may enter into an escrow agreement (each, an “Escrow Agreement”) with an escrow agent (each, an “Escrow Agent”), which may be the Collateral Agent, the Working Capital Facility Collateral Agent or any Pari Passu Collateral Agent pursuant to which such Obligor may deposit with such Escrow Agent, from the proceeds of such Series of Secured Debt, an amount equal to that amount of interest payments on the Series of Secured Debt specified in the applicable Working Capital Facility Security Document, Note Collateral Document or Pari Passu Collateral Document (the “Escrowed Interest”) and may grant a security interest to the applicable Escrow Agent in such Escrowed Interest to secure all Obligations under such Series of Secured Debt.  Notwithstanding anything to the contrary set forth in this Agreement, the Escrowed Interest (and any earnings thereon) for a Series of Secured Debt shall not secure any Series of Secured Debt other than the Obligations under the Series of Secured Debt to which it is pledged and shall be applied to payment of the Series of Secured Debt it secures in accordance with the terms of the respective Escrow Agreement and the other Working Capital Facility Documents, Note Documents or Pari Passu Indebtedness Documents, as applicable.

h.             Collateral Shared Equally and Ratably Among Junior Secured Parties.  Unless otherwise agreed in writing by the Collateral Agent and the Pari Passu Collateral Agent, the Junior Secured Parties hereby agree that the payment and satisfaction of all of the Note Obligations and the Pari Passu Obligations will be secured Equally and Ratably by the security interests in the Shared Collateral established in favor of the Collateral Agent (for itself and for the benefit of the Noteholders) and the Pari Passu Collateral Agent (for itself and for the benefit of the Pari Passu Lenders).  It is understood and agreed that nothing in this Section 5.8 is intended to alter the priorities among the Junior Secured Parties and the Working Capital Facility Collateral Agent and Senior Lenders as provided in Section 2 hereof.

i.              Voting.  Following the Discharge of Working Capital Facility Obligations, (a) in connection with any decision by the Junior Secured Parties under this Agreement, the votes of each Series of Secured Debt entitled to vote thereon shall be cast in the manner provided by, and in accordance with the decision of the holders of such Series of Secured Debt made pursuant to the terms of the corresponding Secured Debt Documents.  Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Collateral Agent and the Pari Passu Collateral Agent will cast all of its votes as a block in respect of any vote under this Agreement; and (b) the Shared Collateral shall be distributed as directed by the Required Junior Secured Parties.

j.              Intercreditor Decisions.

i.              No amendment or supplement to any Note Document or Pari Passu Indebtedness Document that changes the date, amount or method of calculation of the payment of principal of, or interest or premium (if any) on the Note Indebtedness or the Pari Passu Indebtedness, in an a way that adversely affects the rights of any holder of Note Indebtedness or the Pari Passu Indebtedness, will become effective without the consent of the Collateral Agent and Pari Passu Collateral Agent.

ii.             Except as set forth in clause (a) above or in any other provision of this Agreement, the Collateral Agent and the Noteholders, on the one hand, and the Pari Passu Collateral Agent and the Pari Passu Lenders, on the other hand, may, at any time and from time to time, without the consent of or notice to any other Junior Secured Party and without impairing or releasing the obligations of any person under this Agreement, (i) amend any agreement related solely to such Series of Secured Debt in accordance with the terms thereof, (ii) release anyone liable in any manner under or in respect of the obligations owing in connection with such Series of Secured Debt (but only in respect of such obligations), and (iii) waive any provisions of any agreement related solely to such Series of Secured Debt.

(6)           Insolvency Proceedings.

a.             Insolvency Proceedings Generally.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or the commencement of any other Insolvency Proceedings and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for any Obligor and any Obligor as debtor-in-possession.  The relative rights of the Working Capital Facility Collateral Agent, the Collateral Agent and the Pari Passu Collateral Agent in or to any distributions from or in respect of any Shared Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession.

b.             Financing Issues.  Until the Discharge of Working Capital Facility Obligations, if any Obligor shall be subject to any Insolvency Proceeding and the Working Capital Facility Collateral Agent or any Senior Lender shall desire (i) to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Shared Collateral or (ii) to permit any Obligor to obtain financing under Section 364 of the Bankruptcy Code (“DIP Financing”), then the Collateral Agent, on behalf of itself and the Noteholders, and the Pari Passu Collateral Agent, on behalf of the Pari Passu Lenders, will raise no objection to such Cash Collateral use or DIP Financing and to the extent the Liens securing the Working Capital Facility

Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) are subordinated to or pari passu with such DIP Financing, the Collateral Agent and the Pari Passu Collateral Agent will subordinate their respective Liens on the Shared Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Working Capital Facility Collateral Agent or to the extent permitted by this Section 6.2 or by Section 6.4(b)); provided, that (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of Working Capital Facility Indebtedness plus the aggregate face amount of any letters of credit issued and not reimbursed under the Working Capital Facility Agreement does not exceed the Senior Lender Debt Cap and (ii) the Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests.

c.             Relief from the Automatic Stay.  Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders) agree that, until the Discharge of Working Capital Facility Obligations, none of them shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Shared Collateral, without the prior written consent of the Working Capital Facility Collateral Agent and the Required Senior Lenders.

d.             Adequate Protection.

i.              Subject to Section 6.2, each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders), agree that none of them shall contest (or support any other Person contesting):

1.        any request by the Working Capital Facility Collateral Agent or the Senior Lenders for adequate protection; or

2.        any objection by the Working Capital Facility Collateral Agent or the Senior Lenders to any motion, relief, action or proceeding based on the Working Capital Facility Collateral Agent or the Senior Lenders claiming a lack of adequate protection.

ii.             Notwithstanding the foregoing provisions in this Section 6.4, in any Insolvency Proceeding:

1.        if the Working Capital Facility Collateral Agent or the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent (on behalf of itself or any of the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders) may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Note Liens or Pari Passu Liens, as applicable, are so subordinated to the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) under this Agreement; and

2.        in the event the Collateral Agent (on behalf of itself or any of the Noteholders) or the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders) seeks or requests adequate protection in respect of Note Obligations or Pari Passu Obligations, as applicable, and such adequate protection is granted in the form of additional collateral, then the Collateral Agent (on behalf of itself or any of the Noteholders) or the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders), as applicable, agrees that the Working Capital Facility Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) and for any Cash Collateral use or DIP Financing provided by the Senior Lenders and that any Note Lien on such additional collateral shall be subordinated to the Lien on such collateral securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) and any such DIP Financing provided by the Senior Lenders (and all obligations relating thereto) and to any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Note Liens or other Pari Passu Liens, as applicable, are so subordinated to such Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) under this Agreement.  Except as otherwise expressly set forth in Section 6.2 or Section 6.8 or in connection with the exercise of remedies with respect to the Shared Collateral, nothing herein shall limit the rights of any Junior Secured Party from seeking adequate protection with respect to their rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and the Working Capital Facility Collateral Agent and the Senior Lenders agree that none of them will contest (or support any other person contesting) any such request for adequate protection that complies with and seeks relief not prohibited by the provisions of this Section 6.

e.             No Waiver.  Subject to Sections 3.1(a), (e) and Section 6.4(b)(ii), nothing contained herein shall prohibit or in any way limit the Working Capital Facility Collateral Agent or any Senior Lender from objecting in any Insolvency Proceeding or otherwise to any action taken by any Junior Secured Party, including, without limitation, action by a Junior Secured Party seeking adequate protection with respect to its rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or asserting any of its rights and remedies under the Note Documents or Pari Passu Indebtedness Documents, as applicable, or otherwise.

f.              Avoidance Recoveries.  If the Working Capital Facility Collateral Agent or any Senior Lender; or Collateral Agent or any Noteholder; or Pari Passu Collateral Agent or any Pari Passu Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount (a “Recovery”), then the relevant Working Capital Facility Indebtedness, Note Indebtedness, or Pari Passu Indebtedness shall be reinstated from and after the Notice Delivery Date to the extent of such Recovery and the Working Capital Facility Collateral Agent or any Senior Lender, or Collateral Agent or any Noteholder, or Pari Passu Collateral Agent or any Pari Passu Lender shall be entitled to all of the rights and remedies with respect to such Recovery under the Working Capital Facility Documents, Note Documents, Pari

Passu Indebtedness Documents or otherwise that it would have had if it had not received the payment that formed the basis for such Recovery.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect from and after the date (the “Notice Delivery Date”) on which the Working Capital Facility Collateral Agent or any Senior Lender, or Collateral Agent or any Noteholder, or Pari Passu Collateral Agent or any Pari Passu Lender delivers a written notice to the Collateral Agent and the Pari Passu Collateral Agent or Working Capital Facility Collateral Agent, as the case may be, advising the Collateral Agent and the Pari Passu Collateral Agent or the Working Capital Facility Collateral Agent, as the case may be, of such Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from and after the Notice Delivery Date.

g.             Reorganization Securities.  If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any assets of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Working Capital Facility Obligations, the Note Obligations and the Pari Passu Obligations, then, to the extent the debt obligations distributed on account of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap), the Note Obligations and the Pari Passu Obligations are secured by Liens on the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

h.             Asset Sales in Bankruptcy.  Each of the Collateral Agent (for itself and each of the Noteholders) and the Pari Passu Collateral Agent (for itself and each of the Pari Passu Lenders) agree that none of them shall object to or oppose a sale or other disposition of any Collateral free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code if the Working Capital Facility Collateral Agent has consented to such sale or disposition of such assets, and such motion does not impair the rights of the Noteholders or the Pari Passu Lenders under Section 363(k) of the Bankruptcy Code; provided, that the Senior Lender Debt Cap shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the Working Capital Facility Indebtedness.

(7)           Reliance; Waivers: etc.

a.             Reliance.

i.              The consent by the Senior Lenders to the Lien on the Shared Collateral granted to the Collateral Agent on behalf of the Noteholders, and to the Pari Passu Collateral Agent on behalf of the Pari Passu Lenders, and all loans and other extensions of credit made or deemed made on and after the date hereof by the Working Capital Facility Collateral Agent or any of the Senior Lenders to the Obligors, shall be deemed to have been given and made in reliance upon this Agreement.  Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledge that it and the Noteholders and Pari Passu Lenders, as applicable, have, independently and without reliance on the Working Capital Facility Collateral Agent or any Senior Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Indenture or the Pari Passu Indebtedness Documents, as applicable, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Indenture or the Pari Passu Indebtedness Documents, as applicable, or this Agreement.

ii.             The Junior Secured Parties hereby acknowledge, confirm and agree that, for the purposes of determining the Senior Lender Debt Cap, the Working Capital Facility Collateral Agent and the Senior Lenders shall be entitled to conclusively rely, and shall be fully protected in conclusively relying, upon, without further inquiry, each certificate duly executed by the president, the chief executive officer, the chief financial officer, the treasurer, or the principal accounting officer of the Company in the form established by the Working Capital Facility Agreement certifying that such principal or face amount of Working Capital Facility Indebtedness is, at the time of its incurrence, not greater than the Senior Lender Debt Cap, taking into account the principal or face amount of any other Working Capital Facility Indebtedness that will remain outstanding immediately following the incurrence of such additional Working Capital Facility Indebtedness.  Such certificate shall be addressed to and delivered to the Collateral Agent substantially concurrently with the delivery of such certificate to the Working Capital Facility Collateral Agent and/or the Senior Lenders; provided, that the Working Capital Facility Collateral Agent’s and Senior Lenders’ ability to rely on such certificate shall not be conditioned on the receipt of such certificate by the Collateral Agent or the Pari Passu Collateral Agent.

iii.            The Working Capital Facility Collateral Agent, the Senior Lenders, the Collateral Agent and the Noteholders hereby acknowledge, confirm and agree that, for the purposes of determining the Pari Passu Indebtedness Cap, the Pari Passu Collateral Agent and the Pari Passu Lenders shall be entitled to conclusively rely, and shall be fully protected in conclusively relying, upon, without further inquiry, each certificate duly executed by the president, the chief executive officer, the chief financial officer, the treasurer, or the principal accounting officer of the Company in the form established by the applicable Pari Passi Indebtedness Document certifying that such principal or face amount of Pari Passu Indebtedness is, at the time of its incurrence, not greater than the Pari Passu Indebtedness Cap, taking into account the principal or face amount of any other Pari Passu Indebtedness that will remain outstanding immediately following the incurrence of such additional Pari Passu Indebtedness.  Such certificate shall be addressed to and delivered to the Collateral Agent and the Working Capital Facility Collateral Agent substantially concurrently with the delivery of such certificate to the Pari Passu Collateral Agent and/or the Pari Passu Lenders; provided, that the Pari Passu Collateral Agent’s and Pari Passu Lenders’ ability to rely on such certificate shall not be conditioned on the receipt of such certificate by the Collateral Agent or the Working Capital Facility Collateral Agent.

b.             No Warranties or Liability.  Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledges and agrees that neither the Working Capital Facility Collateral Agent nor any Senior Lender has made any express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Working Capital Facility Obligations or the Working Capital Facility Documents.  The Working Capital Facility Collateral Agent and the Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit to the Company in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Working Capital Facility Collateral Agent and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that any of the Junior Secured Parties have in the Shared Collateral or otherwise, except as otherwise expressly provided in this Agreement.  Neither the Working Capital Facility Collateral Agent nor any Senior Lender shall have any duty to any of the Junior Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including, without limitation, the Note Documents and the Pari Passu Indebtedness Documents), regardless of any knowledge thereof which they may have or be charged with.

c.             No Waiver of Lien Priorities.

i.              No right of the Senior Lenders, the Working Capital Facility Collateral Agent or any of them to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Senior Lender or the Working Capital Facility Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Working Capital Facility Documents, any of the Note Documents or any of the Pari Passu Indebtedness Documents, regardless of any knowledge thereof which the Working Capital Facility Collateral Agent or the Senior Lenders, or any of them, may have or be otherwise charged with.

ii.             Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Obligors under the Working Capital Facility Documents and subject to the provisions of Section 5.3(a)), the Senior Lenders, the Working Capital Facility Collateral Agent or any of one or more of them may, at any time and from time to time, without the consent of, or notice to, any Junior Secured Party, without incurring any liabilities to any Junior Secured Party and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

1.        change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the Working Capital Facility Indebtedness or any Lien in any Working Capital Facility Collateral or guaranty thereof or any liability of any Obligor or any other Person to any of the Senior Lenders or the Working Capital Facility Collateral Agent (including, without limitation, any increase in or extension of any of the Working Capital Facility Indebtedness, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any of the Working Capital Facility Documents;

2.        sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Working Capital Facility Collateral or any liability of any Obligor or any other Person to any of the Senior Lenders or the

Working Capital Facility Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

3.        settle or compromise any Working Capital Facility Obligations or any other liability of any Obligor or any other Person or any Lien therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, any of the Working Capital Facility Indebtedness) in any manner or order; and

4.        exercise or delay in or refrain from exercising any right or remedy against any Obligor or any other Person or any Working Capital Facility Collateral or any Lien therefor, elect any remedy and otherwise deal freely with any Obligor or any other Person or any Working Capital Facility Collateral or any Lien therefor.

iii.            Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) also agrees that the Senior Lenders and the Working Capital Facility Collateral Agent shall have no liability to the Collateral Agent or any Noteholder, on the one hand, and the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, and each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), hereby waives any claim against any Senior Lender or the Working Capital Facility Collateral Agent, arising out of any and all actions which any of the Senior Lenders or the Working Capital Facility Collateral Agent may take or permit or omit to take with respect to: (i) any of the Working Capital Facility Documents, (ii) the collection of any of the Working Capital Facility Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any of the Working Capital Facility Collateral.  Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), agrees that the Senior Lenders and the Working Capital Facility Collateral Agent has no duty to them in respect of the maintenance or preservation of the Working Capital Facility Collateral, the Working Capital Facility Obligations or otherwise.

iv.            Each of the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law.

d.             Obligations Unconditional.  All rights, interests, agreements and obligations of the Working Capital Facility Collateral Agent and the Senior Lenders, the Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, respectively, hereunder shall remain in full force and effect irrespective of:

i.              any lack of validity or enforceability of any Working Capital Facility Document, any Note Document or any Pari Passu Indebtedness Document;

ii.             any change in the time, manner or place of payment of, or in any other terms of, all or any of the Working Capital Facility Obligations, Note Obligations or Pari Passu Obligations, or any amendment or waiver or other modification (including, without limitation, any increase in the amount thereof, whether by course of conduct or otherwise) of the terms of (i) the Working Capital Facility Agreement or any other Working Capital Facility Document, (ii) the Indenture or any other Note Document, or (iii) any Pari Passu Indebtedness Document;

iii.            any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Working Capital Facility Obligations, Note Obligations or Pari Passu Obligations or any guarantee thereof;

iv.            the commencement of any Insolvency Proceeding in respect of any Obligor; or

v.             any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any of the Working Capital Facility Obligations, or of any Junior Secured Party in respect of this Agreement.

vi.            Nothing in this Section 7.4 shall be construed as a consent or waiver by the Working Capital Facility Collateral Agent or any Senior Lender to any action by the Collateral Agent or the Noteholders or under any of the Note Documents, or any action by the Pari Passu Collateral Agent and the Pari Passu Lenders under any of the Pari Passu Indebtedness Documents, that is not otherwise permitted under the Working Capital Facility Documents.

(8)           Miscellaneous.

a.             Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any of the Working Capital Facility Documents, the Note Documents or the Pari Passu Indebtedness Documents, the provisions of this Agreement shall govern.  In the event of any conflict between any instruction, request or direction given by the Working Capital Facility Collateral Agent to the Trustee or any Junior Secured Party pursuant to, and in accordance with, this Agreement and any instruction, request or direction given by any Senior Lender to the Trustee or any Junior Secured Party pursuant to, and in accordance with, this Agreement, the instruction, request or direction given by the Working Capital Facility Collateral Agent shall govern.

b.             Continuing Nature of this Agreement.  This Agreement shall continue to be effective until only one Series of Secured Debt remains outstanding.  This is a continuing agreement of lien subordination, and the Working Capital Facility Collateral Agent and Senior Lenders may continue, at any time and without notice to any Junior Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Obligors in reliance on this Agreement.  Each of the Collateral Agent, on behalf of itself and, to the extent permitted by applicable law, the Noteholders, and the Pari Passu Collateral Agent, on behalf of itself and, to the extent permitted by applicable law, the Pari Passu Lenders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.

c.             Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the Collateral Agent, the Pari Passu Collateral Agent and the Working Capital Facility Collateral Agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  The Company and any other Obligor shall not have any right to amend, modify or waive any provision of this Agreement, nor shall any consent or signed writing be required of any of them to effect any amendment, modification or waiver of any provision of this Agreement.

d.             Information Concerning Financial Condition of the Company and its Subsidiaries.  The Working Capital Facility Collateral Agent and the Senior Lenders, in the first instance, the Collateral Agent and the Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its subsidiaries and all Obligors in respect of the Working Capital Facility Obligations or the Note Obligations, as the case may be, and (b) all other circumstances bearing upon the risk of nonpayment of the Working Capital Facility Obligations, the Note Obligations or the Pari Passu Obligations.  The Working Capital Facility Collateral Agent and the Senior Lenders shall have no duty to advise any Junior Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Working Capital Facility Collateral Agent or any of the Senior Lenders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Junior Secured Party, it or they shall be under no obligation (i) to provide any additional information or to provide any such information on any subsequent occasion, (ii) to undertake any investigation or (iii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential, so long as the failure to disclose such information will not render information which was disclosed materially misleading.  None of the Junior Secured Parties shall have a duty to advise the Working Capital Facility Collateral Agent or any Senior Lender of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event any Junior Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Working Capital Facility Collateral Agent or any Senior Lender, it or they shall be under no obligation (i) to provide any additional information or to provide any such information on any subsequent occasion, (ii) to undertake any investigation or (iii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential, so long as the failure to disclose such information will not render information which was disclosed materially misleading.

e.             Application of Payments.  As among the Working Capital Facility Collateral Agent and the Senior Lenders, in the first instance, and the Collateral Agent and the Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, all payments received by the Working Capital Facility Collateral Agent or the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Working Capital Facility Indebtedness (subject to the principal amount thereof not exceeding the Senior Lender Debt Cap) as the Working Capital Facility Collateral Agent and/or the Senior Lenders, in their sole discretion, deem appropriate.  The Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) assents to any extension or postponement of the time of payment of the Working Capital Facility Indebtedness or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Shared Collateral which may at any time secure any part of the Working Capital Facility Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

f.              Notices.  All notices to the Noteholders, the Pari Passu Lenders and the Senior Lenders permitted or required under this Agreement may be sent to the Collateral Agent, the Pari Passu Collateral Agent and the Working Capital Facility Collateral Agent, respectively.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

g.             Joinder of Pari Passu Lenders.  The Pari Passu Collateral Agent and the Pari Passu Lenders may, upon compliance with the relevant provisions of the Secured Debt Documents, become “Junior Secured Parties” hereunder by executing and delivering to each of the Working Capital Facility Collateral Agent and the Collateral Agent (a) a joinder agreement in the form attached hereto as Exhibit A (“Joinder Agreement”) and (b) a copy of the agreements evidencing such Pari Passu Indebtedness to which such Person is a party. Upon the execution and delivery of any such copy of this Agreement by any such Person, such Person, shall, upon delivery thereof to each of the Working Capital Facility Collateral Agent and the Collateral Agent, thereafter become a Junior Secured Party for all purposes of this Agreement.

h.             Further Assurances.

i.              The Working Capital Facility Collateral Agent (on behalf of itself and the Senior Lenders), the Collateral Agent (on behalf of itself and the Noteholders), the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Working Capital Facility Collateral Agent, the Collateral Agent or the Pari Passu Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

i.              Governing Law.  This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York.

j.              Binding on Successors and Assigns.  This Agreement shall be binding upon the Working Capital Facility Collateral Agent, the Senior Lenders, the Trustee, the Collateral Agent, the Noteholders, the Pari Passu Collateral Agent, the Pari Passu Lenders, and their respective permitted successors and assigns.

k.             Specific Performance.  Each of the Working Capital Facility Collateral Agent and the Senior Lenders, in the first instance, the Collateral Agent and the Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, may demand specific performance of this Agreement.  The Working Capital Facility Collateral Agent (on behalf of itself and the Senior Lenders), the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Collateral Agent or the Noteholders, the Working Capital Facility Collateral Agent or the Senior Lenders, or the Pari Passu Collateral Agent or the Pari Passu Lenders, as the case may be.

l.              Section Titles: Time Periods; Capacities.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.  In the computation of time periods, unless otherwise specified, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding” and the word “through” means “to and including”.  All references to the Company or any Guarantor shall include the Company or such Guarantor as an obligor under the Working Capital Facility Documents, the Note Documents or the Pari Passu Indebtedness Documents, regardless of its capacity as a Company or guarantor thereunder.

m.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

n.             Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

o.             No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Lenders, the Noteholders and the Pari Passu Lenders.  Nothing in this Agreement shall impair, as between the Obligors and the Working Capital Facility Collateral Agent and the Senior Lenders, or as between the Obligors and the Trustee, the Collateral Agent and the Noteholders, or as between the Obligors and the Pari Passu Collateral Agent and the Pari Passu Lenders, the obligations of the Obligors to pay principal, interest, fees and other amounts as provided in the Working Capital Facility Documents, the Note Documents and the Pari Passu Indebtedness Documents, respectively.

p.             Subrogation.  With respect to the value of any payments or distributions in cash or other assets that any of the Noteholders or the Collateral Agent, on the one hand, or any of the Pari Passu Lenders or the Pari Passu Collateral Agent, on the other hand, pays over to the

Working Capital Facility Collateral Agent or the Senior Lenders under the terms of this Agreement (including, without limitation, any payments pursuant to Section 5.6(b)), the Noteholders and the Collateral Agent, on the one hand, and the Pari Passu Lenders and the Pari Passu Collateral Agent, on the other hand, shall be subrogated to the rights of the Working Capital Facility Collateral Agent and the Senior Lenders; provided, that the Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Working Capital Facility Obligations.  The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Collateral Agent, the Noteholders, the Pari Passu Collateral Agent or the Pari Passu Lenders that are paid over to the Working Capital Facility Collateral Agent or the Senior Lenders pursuant to this Agreement shall not reduce any of the Note Indebtedness or the Pari Passu Indebtedness, as applicable.

q.             Certain Regulatory Requirements.  Notwithstanding any provision to the contrary in this Intercreditor Agreement, no party to this Intercreditor Agreement will take any action hereunder in contravention of Section 7.18 of the Noteholder Collateral Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[                                                                                       ]
  as the Working Capital Facility Collateral Agent for the Senior Lenders

By:
        Name:
        Title:

Address:

[                                                                       ]
[                                                                       ]
Attention: [                                   ]
Telecopy No.: [                                             ]
email address: [                                             ]

[                                                                                       ],
  as Trustee

By:
        Name: [                                   ]
        Title: [                                     ]

Address:

[                                                                       ]
[                                                                       ]
Attention: [                                   ]
Telecopy No.: [                                             ]
email address: [                                             ]

[                                                                                       ],
  as Collateral Agent

By:

Name: [                                                     ]
        Title: [                                                     ]

Address:

[                                                                       ]
[                                                                       ]
Attention: [                                   ]
Telecopy No.: [                                             ]
email address: [                                             ]

[                                                                                       ],
  as Pari Passu Collateral Agent

By:

Name: [                                                     ]
        Title: [                                                     ]

Address:

[                                                                       ]
[                                                                       ]
Attention: [                                   ]
Telecopy No.: [                                             ]
email address: [                                             ]

OBLIGOR ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.  By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions of the within and foregoing Intercreditor Agreement.

Each of the undersigned agrees that the Working Capital Facility Collateral Agent possessing or controlling Shared Collateral does so as bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) for the Collateral Agent and the Pari Passu Collateral Agent, to the extent each has a Lien on such Shared Collateral, and is hereby authorized to and may turn over such Shared Collateral to the Collateral Agent or the Pari Passu Collateral Agent, in accordance with the foregoing Intercreditor Agreement, after the Discharge of Working Capital Facility Obligations.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Obligor Acknowledgment to the Intercreditor Agreement it is not a party thereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of the Working Capital Facility Collateral Agent, the Collateral Agent or the Pari Passu Collateral Agent to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.

FIBERTOWER CORPORATION

FIBERTOWER NETWORK SERVICES CORP.

ART LEASING, INC.

ART LICENSING, INC.

TELIGENT SERVICES ACQUISITION, INC.

FIBERTOWER SOLUTIONS CORPORATION

By:
Name:
Title:

Address:

[                                                                   ]
[                                                                   ]
Attention: [                                               ]
Telecopy No.: [                                         ]
email address: [                                         ]